Exhibit 10.1
LOAN AND SECURITY AGREEMENT
between
HELIOS & MATHESON NORTH AMERICA INC.,
and
KELTIC FINANCIAL PARTNERS II, LP
Dated: as of December 29, 2009

i

v

Exhibits:

Exhibit A	Borrowing Base Certificate
Exhibit B	Compliance Certificate
Exhibit C	Notice of Borrowing

Schedules:

Schedule 7.2	Tradenames
Schedule 7.3	Affiliates and Subsidiaries
Schedule 7.8	Real Estate
Schedule 7.9	Patents & Trademarks/Names
Schedule 7.13	Litigation
Schedule 7.14	Receivables Locations
Schedule 7.15	Inventory Locations
Schedule 7.16	Equipment Locations
Schedule 7.17	Liens
Schedule 7.18	Indebtedness
Schedule 7.21	Environmental Matters
Schedule 7.24	List of Bank Accounts
Schedule 7.27	Excluded Matters

LOAN AND SECURITY AGREEMENT
THIS LOAN AND SECURITY AGREEMENT made as of December 29, 2009, by and between
HELIOS & MATHESON NORTH AMERICA INC., a Delaware corporation authorized to do business in New York and having its principal executive office and principal place of business at 200 Park Avenue South, Suite 901, New York, New York 10003 (hereinafter called “Borrower”)
and
KELTIC FINANCIAL PARTNERS II, LP, a Delaware limited partnership, with a place of business at 580 White Plains Road, Suite 610, Tarrytown, NY 10591 (“Lender”).
RECITALS:
A. WHEREAS, Borrower has requested that Lender extend a ONE MILLION AND NO/100 ($1,000,000) DOLLAR revolving credit facility to Borrower, the proceeds of which will be used to provide Borrower with working capital support;
B. Lender is willing to so extend the credit facility on the terms and subject to the conditions set forth in this Agreement.
AGREEMENT:
1. DEFINITIONS. As used herein, the following terms shall have the following meanings (terms defined in the singular shall have the same meaning when used in the plural and vice versa):
1.1. “Account Debtor” shall mean any Person who is or may become obligated under or on account of any Receivable.
1.2. “Adjusted Income (Loss) from Operations” shall mean the consolidated income (loss) from operations of Borrower and its subsidiaries, less interest expense and after adding back any stock compensation expense, all calculated in accordance with Generally Accepted Accounting Principles.
1.3. “Advance” shall mean any loan or advance by Lender with respect to the Revolving Loan.

1.4. “Affiliate” shall mean any Person: (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, Borrower; (ii) which beneficially owns or holds 20% or more of any class of the Voting Stock of Borrower; or (iii) 20% or more of the Voting Stock of which is beneficially owned or held by Borrower; provided, however, that the inactive entities T3 Media, Inc., Always-On Software, Inc., and Methoda, Ltd. shall not be deemed to be Affiliates. For purposes hereof, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock or other equity interests, by contract or otherwise.
1.5. “Banking Day” shall mean any day other than a Saturday or Sunday or other day on which commercial banks are authorized or required to close in New York State and, when used in connection with a loan on which interest is based on LIBOR, the term “Banking Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
1.6. “Blocked Account” shall mean account #590978403 maintained at HSBC Bank, ABA # 022000020, The Plaza/Rochester Office, 1 HSBC Plaza, Rochester, NY, Account Name: Keltic Financial Partners FBO Helios and Matheson, opened and held pursuant to the blocked account agreement among Borrower, Lender and HSBC Bank (or other financial institution chosen by Borrower with the consent of Lender) into which payments of Receivables are deposited.
1.7. “Borrower’s knowledge” shall mean the actual knowledge of each of Borrower’s directors, officers and key employees after due inquiry under the circumstances.
1.8. “Borrower” shall have the meaning specified in the preamble hereto.
1.9. “Borrowing Base Certificate” shall mean a borrowing base certificate substantially in the form of Exhibit “A” attached hereto.
1.10. “Capital Expenditure” shall mean, as determined in accordance with Generally Accepted Accounting Principles, the dollar amount of gross expenditures (including obligations under capital leases) made or incurred for fixed assets, real property, plant and equipment, and all renewals, improvements and replacements thereto (but not repairs thereof) during any period.
1.11. “Code” shall mean the Internal Revenue Code of 1986, as from time to time amended.
1.12. “Collateral” shall mean all of the property and interests in property described in Article 5 hereof, except as set forth in Article 5(l), and all other personal Property of Borrower and all interests of Borrower in personal Property that now or hereafter secures the payment and performance of any of the Obligations pursuant to any of the Loan Documents or otherwise, including, without limitation, any proceeds and insurance proceeds of the foregoing.A
1.13. “Compliance Certificate” shall mean the certificate substantially in the form of Exhibit “B” attached hereto and made a part hereof.

1.14. “Corporate/LLC Guarantor” is a collective term which means each and all of the following:
(a)	IOT; and

(b)
any other corporation, limited liability company, partnership (whether general or limited) or other entity which hereafter guarantees the payment of all or a portion of the Obligations, it being understood that on the date hereof, there is no Corporate/LLC Guarantor other than IOT.

1.15. “Corporate/LLC Guaranty” is a collective term which means each and all of the following:
(a)	IOT’s instrument of written guaranty dated on or about even date herewith and by which IOT guarantees payment and performance of the Obligations owed to Lender by Borrower;

(b)	any other guaranty of the payment of all or a portion of the Obligations hereafter executed by any Corporate/LLC Guarantor; and

(c)	all amendments, modifications or supplements of any of the foregoing guaranties made from time to time hereafter.
1.16. “Deposit Account” shall have the meaning given to such term in the UCC and shall include the Blocked Account.
1.17. “Default” shall mean an event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, become an Event of Default, whether or not Lender has declared an Event of Default to have occurred.
1.18. “Eligible Receivables” shall mean and include, only Receivables of Borrower comprised of time and material invoices that are approved by the Account Debtor, the records and accounts of which are located in compliance with Section 7.14 hereof, that are otherwise acceptable to Lender in Lender’s discretion, arise out of sales in the ordinary course of business made by Borrower to a Person which is not an Affiliate of Borrower nor an employee of Borrower nor controlled by an Affiliate of Borrower, which are not in dispute and which do not then violate any warranty with respect to Receivables set forth in Article 11 of this Agreement. No Receivable shall be an Eligible Receivable if it is more than ninety (90) days past original invoice date. While Eligible Receivables shall consist only of Receivables of Borrower comprised of time and material invoices that are approved by the Account Debtor, Lender may treat any Receivable as ineligible if:
(a)
any Receivable arising out of an invoice for software, training, maintenance, bill-in advance, progress billing and fixed price projects, provided, however, that notwithstanding the foregoing, a Receivable arising out of a fixed price project may be considered an Eligible Receivable if all other criteria of eligibility set forth in this Section are met and if, in addition, (1) Lender is given a true and complete final contract for the applicable fixed price project if it is in excess of $200,000 and (2) all invoices have been accepted in writing by the applicable Account Debtor and (3) if any previous invoice under the applicable fixed price project has not been paid, no subsequent invoice will be considered eligible until all previous invoices have been paid; or

(b)	any warranty contained in this Agreement with respect to an Eligible Receivable or any warranty with respect to such Receivable contained in this Agreement has been breached; or

(c)
the Account Debtor or any Affiliate of the Account Debtor has disputed liability, or made any claim with respect to any other Receivable due from such customer or Account Debtor to Borrower, with respect to any Receivable which Lender, in its discretion, deems material; or

(d)
the Account Debtor has filed a case for bankruptcy or reorganization under the Bankruptcy Code, or if any such case under the Bankruptcy Code has been filed against the Account Debtor, or if the Account Debtor has assigned for the benefit of creditors, or if the Account Debtor has failed, suspended business operations, become insolvent, or had or suffered a receiver or a trustee to be appointed for all or a significant portion of its assets or affairs; or

(e)
if the Account Debtor is also a supplier to or creditor of Borrower or if the Account Debtor has or asserts any right of any offset with respect to any Receivable or asserts any claim or counterclaim against Borrower with respect to any Receivable or otherwise; or

(f)	the sale is to an Account Debtor outside the United States or Canada, unless the sale is on letter of credit, acceptance or other terms acceptable to Lender; or

(g)
fifty percent (50%) or more of the accounts of any Account Debtor that would otherwise be treated as Eligible Receivables hereunder is ineligible by reason of being more than ninety (90) days past original invoice date, then all the accounts of such Account Debtor may be deemed ineligible by Lender hereunder; or

(h)
the total unpaid Receivables of the Account Debtor exceed: (i) twenty percent (20%) of the net amount of all Receivables; or (ii) in the case of Receivables due from Pfizer, Inc., in which case the total unpaid Receivables shall not exceed thirty percent (30%) of the net amount of all such Receivables; or (iii) in the case of Receivables due from BMW, in which case the total unpaid Receivables shall not exceed thirty-five percent (35%) of the net amount of all such Receivables; or (iv) as otherwise agreed from time to time, in any case of (i) or (ii) or (iii), to the extent of such excess; or

(i)
it relates to a sale of goods or services to the United States of America or any agency or department thereof, unless Borrower assigns its right to payment of such Receivable to Lender, in form and substance satisfactory to Lender, so as to comply with the Assignment of Claim Act of 1940, as amended; or

(j)	it relates to intercompany sales, employee sales or any Receivable due from an Affiliate of Borrower; or

(k)
it consists of a sale to an Account Debtor on consignment, bill and hold, guaranteed sale, sale or return, sale on approval or any other repurchase or return basis or if payment in full is not due within 90 days of the original invoice date; or

(l)
the Account Debtor is located in a state in which Borrower is deemed to be doing business under the laws of such state and which denies creditors access to its courts in the absence of qualifications to transact business in such state or of the filing of any reports with such state, unless Borrower has qualified as a foreign corporation authorized to do business in such state or has filed all required reports; or

(m)	the Receivable is evidenced by chattel paper or an instrument of any kind, or has been reduced to judgment; or

(n)	the Receivable arises from a retail sale of goods to a Person who is purchasing such goods primarily for personal, family or household purposes; or

(o)	if Lender believes, in its reasonable judgment, collection of such Receivable is insecure or that such Receivable may not be paid by reason of the Account Debtor’s financial inability to pay.
1.19. “Environment” shall mean any water or water vapor, any land surface or subsurface, air, fish, wildlife, biota and all other natural resources.
1.20. “Environmental Laws” shall mean all federal, state and local laws, statutes, ordinances and codes relating to the protection of the Environment and/or governing exposure to or the use, storage, treatment, generation, transportation, processing, handling, production or disposal of “hazardous substances” and the rules, regulations, interpretations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto.
1.21. “Equipment” shall have the meaning given that term in the UCC.

1.22. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
1.23. “Events of Default” shall have the meaning set forth in Article 19 of this Agreement.
1.24. “Fiscal Year” shall mean with respect to any Person, a year of 365 or 366 days, as the case may be.
1.25. “General Intangibles” shall have the meaning given that term in the UCC.
1.26. “Generally Accepted Accounting Principles” shall mean generally accepted accounting principles consistently applied and maintained throughout the period indicated and consistent with the prior financial practice of Borrower, except for changes mandated by the Financial Accounting Standards Board or any similar accounting authority of comparable standing. Whenever any accounting term is used herein which is not otherwise defined, it shall be interpreted in accordance with Generally Accepted Accounting Principles.
1.27. “Governmental Rules” shall have the meaning given to such term in Section 7.25 of this Agreement.
1.28. “Guarantors” is a collective term which means all Individual Guarantors and all Corporate/LLC Guarantors, it being understood that on the date hereof, there are no Individual Guarantors and no Corporate/LLC Guarantors except IOT.
1.29. “Guaranty” is a collective term which means any guaranty (other than a Validity/Support Guaranty) of the payment of all or a portion of the Obligations now or hereafter executed by any Corporate/LLC Guarantor or any Individual Guarantor and all amendments, modifications or supplements of any such guaranty made from time to time hereafter, it being understood that on the date hereof, the only Guaranty has been given by IOT.
1.30. “Indebtedness” shall mean and include all obligations for borrowed money of any kind or nature, including funded debt and unfunded liabilities, contingent obligations under letters of credit or guaranties, and all obligations for the acquisition or use of any fixed asset, including capitalized leases, or improvements which are payable over a period longer than one year, regardless of the term thereof or the person or persons to whom the same is payable.
1.31. “Individual Guarantor” shall mean any individual who now or hereafter guarantees the payment of all or a portion of the Obligations, it being understood that on the date hereof, there is no Individual Guarantor.
1.32. “Individual Guaranty” is a collective term which means any guaranty (other than a Validity/Support Guaranty) of the payment of all or a portion of the Obligations now or hereafter executed by any Individual Guarantor and all amendments, modifications or supplements of any such guaranty made from time to time hereafter, it being understood that on the date hereof, there is no Individual Guaranty.

1.33. “Inventory” shall have the meaning given to such term in the UCC.
1.34. “Investment Property” shall have the meaning given that term in the UCC.
1.35. “LIBOR” shall mean the three month London Interbank Offered Rate published in the “Money Rates” column of The Wall Street Journal from time to time or, in the event that The Wall Street Journal is not available at any time, such rate published in another publication as determined by Lender.
1.36. “Lien” shall mean any interest in Property securing an obligation owed to, or a claim by, a Person, whether such interest is based on the common law, statute or contract, and including, but not limited to, the security interest, security title or lien arising from a security agreement, mortgage, deed of trust, deed to secure debt, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes.
1.37. “Loan Documents” shall mean this Agreement, the Guaranty, the Revolving Note, the Subordination Agreements (when and if given), the Validity/Support Guaranty (when and if given) and all other documents and instruments to be delivered by Borrower or any Guarantor or any Validity/Support Guarantor under this Agreement or in connection with the Loan or any other indebtedness or obligation of Borrower to Lender or any Affiliate of Lender, as the same may be amended, modified or supplemented from time to time, it being understood that on the date hereof, there is no Guaranty except the Guaranty of IOT and there is no Subordination Agreement and no Validity/Support Guaranty.
1.38. “Loans” shall mean the loans and advances made by Lender hereunder, including all Advances.
1.39. “Lockbox” shall mean the account or accounts established by Borrower pursuant to the lockbox agreement among Borrower, Lender and a financial institution with which Borrower maintains a depository account into which the proceeds of all Collateral are to be deposited, it being understood that on the date hereof no Lockbox is required.
1.40. “Material Adverse Effect” shall mean any material adverse effect, as determined in Lender’s discretion, on (a) the business, assets, operations, prospects or condition, financial or otherwise, of Borrower or any Guarantor or any Validity/Support Guarantor; (b) the ability of Borrower or any Guarantor or any Validity/Support Guarantor to pay or perform the obligations in accordance with their terms; (c) the value of the Collateral or the perfection or priority of Lender’s liens; (d) the validity or enforceability of this Agreement or any of the Loan Documents; or (e) the practical realization of the benefits, rights and remedies inuring to Lender hereunder or under the Loan Documents.
1.41. “Maximum Facility” shall mean ONE MILLION AND 00/100 US DOLLARS ($1,000,000.00).

1.42. “Notice of Borrowing” shall mean a written borrowing request substantially in the form of Exhibit “C” attached hereto.
1.43. “Obligations” shall mean and include all loans (including the Loans), advances, debts, liabilities, obligations, covenants and duties owing by Borrower to Lender of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, whether arising under this Agreement, the Loan Documents or under any other agreement or by operation of law, whether or not for the payment of money, whether arising by reason of an extension of credit, opening, guaranteeing or confirming of a letter of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now due or hereafter arising and however acquired, including, without limitation, all interest, charges, expenses, commitment, facility, collateral management or other fees, attorneys’ fees and expenses, and any other sum chargeable to Borrower under this Agreement, the Loan Documents or any other agreement with Lender.
1.44. “Other Collateral” shall mean all Collateral other than Receivables.
1.45. “Person” shall mean an individual, partnership, limited liability company, limited liability partnership, corporation, joint venture, joint stock company, land trust, business trust or unincorporated organization, or a government or agency or political subdivision thereof.
1.46. “Plan” shall mean an employee benefit plan or other plan now or hereafter maintained for employees of Borrower and covered by Title IV of ERISA.
1.47. “Prime Rate” shall mean the rate published in the “Money Rates” column of The Wall Street Journal from time to time or, in the event that The Wall Street Journal is not available at any time, such rate published in another publication as determined by Lender.
1.48. “Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.
1.49. “Receivables” shall have the meaning given the term “Accounts” in the UCC and shall include therein all present and future accounts, contract rights, promissory notes, chattel paper (whether tangible or electronic), instruments, documents, letter of credit rights (whether or not the letter of credit is evidenced by a writing) all tax refunds and rights to receive tax refunds, bonds, certificates, rights to payment for the sale or lease of equipment and policies of insurance and insurance proceeds, investment securities, notes, instruments and Deposit Accounts, book accounts, credits and reserves and all forms of obligations whatsoever owing, together with all instruments, all documents of title representing any of the foregoing, and all rights in any merchandise or goods which any of the same may represent, all files and records with respect to any collateral or security given by Borrower to Lender, together with all right, title, security and guaranties with respect to each Receivable, including any right of stoppage in transit, whether now owned or hereafter created or acquired by Borrower or in which Borrower now has or hereafter acquires any interest.

1.50. “Reconciliation Report” shall mean a report in form satisfactory to Lender, reconciling Borrower’s month-end Receivable agings and Payable agings to Borrower’s monthly financial statements, and including bank reconciliations.
1.51. “Reportable Event” shall have the meaning assigned to that term in Title IV of ERISA.
1.52. “Revolving Advances” shall mean the Advances to be made by Lender to Borrower pursuant to Section 2.1 of this Agreement.
1.53. “Revolving Loan” shall mean the Advances to be made by Lender to Borrower pursuant to Article 2 of this Agreement, and all interest thereon and all fees, costs and expenses payable by Borrower in connection therewith.
1.54. “Revolving Note” shall mean Borrower’s promissory note dated on or about even date herewith and given by Borrower to Lender to evidence the Revolving Advances, as the same may be amended, modified or supplemented from time to time.
1.55. “Solvent” shall mean when used with respect to any Person, such Person (a) owns property the fair value of which is greater than the amount required to pay all of such Person’s Indebtedness (including contingent debts), (b) owns property the present fair salable value of which is greater than the amount that will be required to pay the probable liabilities of such Person on its then existing Indebtedness as such become absolute and matured, (c) is able to pay all of its Indebtedness as such Indebtedness matures, and (d) has capital sufficient to carry on its then existing business.
1.56. “Subordination Agreements” is a collective term which means all of the following:
(a)
any instrument by the terms of which the payment of any debt owed by Borrower to any Person is subordinated to the prior payment of the Obligations, it being understood that on the date hereof there are no Subordination Agreements; and

(b)	all amendments, modifications or supplements of any of the foregoing made from time to time hereafter.
1.57. “Termination Date” shall mean the earlier of December 31, 2010, or the date on which Lender terminates this Agreement pursuant to Section 16.1 hereof or Borrower terminates this Agreement pursuant to Section 16.2 hereof.
1.58. “This Agreement” shall include all written amendments, modifications and supplements and shall refer to this Agreement as the same may be in effect at the time such reference becomes operative.

1.59. “UCC” shall mean the Uniform Commercial Code in effect from time to time in the State of New York.
1.60. “Validity/Support Guarantor” shall mean any individual or entity who now or hereafter executes a Validity/Support Guaranty, it being understood that on the date hereof, there is no Validity/Support Guarantor.
1.61. “Validity/Support Guaranty” is a collective term which means all of the following:
(a)
any instrument by the terms of which the Person executing such instruments guarantees and supports the validity of the Receivables and other Collateral providing credit support to the Revolving Loan; and

(b)	all amendments, modifications or supplements of any such Validity and Support Agreement made from time to time hereafter.
1.62. “Voting Stock” shall mean securities of any class or classes of a corporation the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).
2. THE REVOLVING LOAN.
2.1. Revolving Advances. Subject to the terms and conditions of this Agreement and relying upon the representations and warranties set forth in this Agreement, for so long as no Default or Event of Default exists, Lender shall lend to Borrower on its request, a sum equal to the lesser of: (a) ONE MILLION AND 00/100 ($1,000,000.00) US DOLLARS, and (b) up to seventy five percent (75%) of the net face amount of Borrower’s Eligible Receivables, provided, however, that as it relates to Borrower’s Eligible Receivables arising out of a fixed price project, the aforesaid percentage shall be 50% not 75%.
2.2. Overline. Borrower acknowledges that Lender has advised Borrower that Lender does not intend to permit Borrower to incur Obligations at any time in an outstanding principal amount exceeding the Maximum Facility; however, it is agreed that should the Obligations of Borrower to Lender incurred under the Revolving Loan or otherwise exceed that figure or any other limitation herein set forth, including without limitation, the borrowing formulas set forth in Section 2.1 above, all such excess obligations shall (a) constitute Obligations under this Agreement, (b) shall be entitled to the benefit of all security and protection under this Agreement and all Loan Documents and secured by the Collateral and (c) shall be payable immediately upon demand by Lender.
2.3. Reserves. The borrowing limits set forth in Section 2.1 above and otherwise herein, shall be subject to such reserves as Lender shall reasonably deem necessary and proper in Lender’s reasonable discretion. Reserves may be established by Lender from time to time and in such manner (including reduction of the rate of Revolving Advances) and for such reasons as Lender may determine from time to time in Lender’s reasonable discretion. Payments, deposits, guaranties or indemnifications made by Lender under any reimbursement agreement, guaranty or similar instrument made in respect of any such instrument may be treated by Lender as Revolving Advances to Borrower hereunder.

2.4. Manner of Borrowing. Each Revolving Advance shall be requested in writing via facsimile by a Notice of Borrowing executed by an authorized officer of Borrower, not later than 11:00 a.m. Eastern Time on any Banking Day on which a Revolving Loan is requested. Provided that Borrower shall have satisfied all conditions precedent set forth in this Agreement, including the reaffirmation of the representations and warranties and covenants as required under Section 15.2 hereof, and Borrower shall have sufficient Collateral to permit a Revolving Advance hereunder in accordance with Section 2.1 hereof, Lender shall make the Advance in the amount requested in writing by Borrower in immediately available funds for credit to any account of Borrower (other than a payroll account) at a bank in the United States of America as Borrower may specify (provided, however, that Borrower shall pay Lender its usual and customary fees for such transfer). Lender shall not be responsible for any failure of any amount so transferred to be credited to any such account, unless such failure is due to Lender’s gross negligence or willful misconduct.
2.5. Evidence of Borrower’s Obligations.
(a) Borrower’s obligation to pay principal of, and interest on, the Revolving Advances made to Borrower shall be evidenced by the Revolving Note executed by Borrower on the date hereof and delivered to Lender, as such note may from time to time be extended, modified, refinanced, renewed, substituted, replaced and/or redated with the written consent of Lender.
(b) In addition to being evidenced by the Revolving Note, all Revolving Advances made by Lender under the Revolving Loan and all interest due on the Revolving Loan and all other amounts due under the Revolving Loan and this Agreement and all payments made on account of principal and/or interest and/or such other amounts may be entered by Lender on its records. The aggregate unpaid principal and/or interest and/or other amounts entered and shown on Lender’s records shall further evidence the principal and/or interest and/or other amounts owing and unpaid on the Revolving Loan and this Agreement.
(c) Lender shall render a statement of account which can be accomplished by a monthly mailing of transaction activity and balances similar to what is being done presently. If Borrower fails to object to the statement within sixty (60) days after it is received by Borrower, it shall be deemed to be an account stated and binding upon Borrower, absent manifest error. Notwithstanding the foregoing, Lender’s failure to enter on such records the date and amount of any Revolving Advance or unpaid interest or other amounts shall not, however, limit or otherwise affect the obligations of Borrower under this Agreement to repay the principal amount of the Revolving Advances made by Lender to Borrower under the Revolving Loan, together with all interest accruing and other amounts due thereon.

2.6. Payments. All payments with respect to the Obligations shall either be charged by Lender to Borrower’s account, charged as an advance or made by Borrower to Lender in U.S. currency and without any defense, offset or counterclaim of any kind, at 580 White Plains Road, Suite 610, Tarrytown, NY 10591, or to such other address as Lender shall specify, by 12:00 noon New York, New York time on the date when due. Whenever any payment to be made shall otherwise be due on a day that is not a Banking Day, such payment shall be made on the next succeeding Banking Day and such extension of time shall be included in computing interest in connection with any such payment. Lender may make an Advance to reimburse itself for any payments on the Obligations (including fees and expenses payable by Borrower) which are not paid when due, without prior notice or demand to Borrower, but which Lender agrees shall be reflected in the monthly statements set forth in Section 8 of this Agreement. Prior to the occurrence of an Event of Default, Lender shall give written notice to Borrower of any reasonable legal, auditing, or accounting fees or expenses incurred by Lender (other than such fees and expenses which are attributable to periods prior to the closing hereof or which are attributable to the closing hereof, all of which fees and expenses are due and payable at the time of closing), whereupon Borrower shall have thirty (30) days to make satisfactory payment of such fees and expenses. If Borrower fails to pay such fees and expenses in full within such thirty (30) day period, then Lender may, without further notice or demand, make an Advance to reimburse itself for such fees and expenses; provided, however, that, Borrower’s right to review, object to and dispute such fees and expenses shall not be effected thereby; provided, further, however, that Borrower’s right to review, object to and dispute such fees and expenses shall be exercised in accordance with Section 9 of this Agreement.
2.7. Collections/Balance/Statements/etc.
(a) Collection and Remittance. Borrower covenants and agrees to maintain the Blocked Account over which Lender shall have the sole power of withdrawal. All proceeds of Receivables whether cash, checks, drafts, notes, acceptances or other forms of payment, if received by Borrower, shall be received by Borrower in trust for Lender, and Borrower agrees to deliver or cause to be delivered, such payments forthwith, in the identical form in which received, to Lender or to the Blocked Account, as Lender shall require from time to time. Collected funds in the Blocked Account shall be swept daily and the proceeds deposited to an account of Lender or Borrower as Lender shall elect.
(b) Determination of Balance of Revolving Loan. In determining the outstanding balance of the Revolving Loan, (i) funds transferred from the Blocked Account to the Lender’s account at Harris Trust and Savings Bank, ABA # 071000288, Chicago, Illinois 60690, Account Name: Keltic Financial Partners II, L.P., Account No. 3117009 (or such other account as Lender may direct from time to time), before 2 p.m. Eastern Time of a Business Day will be credited on the second (2nd) Banking Day after such Banking Day, and thereafter on the following Banking Day, as follows: (a) first, to the outstanding principal balance of the Revolving Loan, and (b) second, to all other Obligations in such order as Lender shall elect; (ii) any other form of funds received by Lender will be credited on the Banking Day when Lender has received notification that such funds are collected and available to Lender if before 2 p.m. (Eastern Time), and thereafter on the following Banking Day; (iii) all credits shall be conditional upon final payment to Lender in cash or solvent credits of the items giving rise to them and, if any item is not so paid, the amount of any credit given for it shall be charged to the balance of the Revolving Loan whether or not the item is returned; and (iv) for the purpose of computing interest on the Revolving Loan and other Obligations, interest shall continue to accrue on the amount of any payment credited to the Revolving Loan balance by Lender for a period of two (2) calendar days after the date so credited. Subject to Lender’s rights, as set forth in Section 14, as soon as available payment is received by Lender with respect to all credits, if there are no outstanding Obligations hereunder, then Lender in accordance with and subject to applicable law, will transfer upon Borrower’s written request the funds on deposit in the Blocked Account to Borrower’s operating account.

2.8. Payment on Termination Date. Notwithstanding anything herein to the contrary, the entire outstanding principal balance of the Loans, plus all accrued and unpaid interest thereon and all fees and other amounts payable under this Agreement and the Loan Documents, shall be due and payable, in full, on the Termination Date.
3. LENDER’S COMPENSATION.
3.1. Interest on Revolving Advances; Costs and Expenses.
(a) Borrower shall pay interest monthly, in arrears, on the first day of each month, on the average daily unpaid principal amount of the Revolving Advances made to Borrower at the Revolving Loan Interest Rate
(b) The Revolving Loan Interest Rate shall mean the per annum rate equal to the highest of: (1) the Prime Rate plus 275 basis points (2.75%) or (2) LIBOR plus five and one-quarter percent (5.25%) per annum, or (3) seven percent (7.00%) — in each instance calculated on the basis of a year consisting of 360 days and paid for the number of days actually elapsed.
(c) Notwithstanding the foregoing, on and after the occurrence of an Event of Default hereunder, Borrower shall pay interest on all Revolving Advances at a rate which is three percent (3%) per annum above the interest rate which would otherwise be in effect under this Agreement with respect to the Revolving Advances; provided, however, in no event shall any interest to be paid hereunder or under any Loan Document exceed the maximum rate permitted by law.
3.2. Commitment and Closing Fee. Borrower shall pay to Lender a $15,000 closing fee, payable upon the date hereof.
3.3. Facility Fee. Borrower shall pay to Lender monthly, in arrears, on the first day of each month (commencing on February 1, 2010, for the month of January 2010), a facility fee in an amount equal to one percent (1%) per annum of the Maximum Facility. The aforesaid facility fee, despite permitted monthly installment payments, is deemed earned in full on the date hereof.
3.4. Collateral Management Fee. Borrower shall pay to Lender monthly, in arrears, on the first day of each month, a collateral management fee in an amount of Seven Hundred and 00/100 Dollars ($700.00), provided, however, that if there is no borrowing under the Revolving Loan in any calendar month, the aforesaid collateral management fee will be in the amount of Five Hundred 00/100 Dollars ($500.00) for such month. Notwithstanding the foregoing, on and after the occurrence of an Event of Default hereunder, the collateral management fee shall be increased by $1,000.00 per month over the otherwise applicable collateral management fee.

3.5. Field Examination Fees. Borrower shall promptly reimburse Lender for all costs and expenses associated with periodic field examinations performed by Lender and its agents, as deemed reasonably necessary by Lender; provided, however, Lender agrees that so long as an Event of Default has not occurred and is not continuing, Borrower shall not be required to reimburse Lender for the costs and expenses associated with more than four (4) such field examinations per calendar year. Lender shall use its best efforts to complete the on site portion such field examinations within two (2) man days per field examination.
3.6. Prepayment Premium. If Borrower prepays all or substantially all of the principal of the Revolving Loan prior to the Termination Date other than from funds internally generated in the ordinary course of business, including, without limitation, by raising additional capital or any normal course payment on the Loans that do not have the effect of a permanent reduction in the Loans, Borrower shall pay to Lender at the time of such prepayment, a prepayment premium in an amount equal to two percent (2.0%) of the Maximum Facility, except that no prepayment premium shall be required in connection with any termination of this Agreement by Lender so long as there is no Event of Default hereunder.
3.7. Computation of Interest and Fees. All interest and fees hereunder shall be computed on the basis of a year consisting of three hundred sixty (360) days for the number of days actually elapsed.
3.8. Payment of Interest and Fees. Interest and fees shall be payable immediately when due, and shall be paid by Lender’s making an Advance in the amount of the interest and/or fee due against the Revolving Loan, but any failure or delay by Lender in submitting any invoice for such interest or fee or in the making of an advance against the Revolving Loan shall not discharge or relieve Borrower of its obligation to make such interest or fee payment.
4. APPLICATION OF PROCEEDS. The proceeds of the Revolving Advances shall be used solely by Borrower for working capital needed in the normal operation of Borrower’s business.
5. SECURITY INTEREST IN COLLATERAL. To secure the prompt payment and performance of all of Borrower’s Obligations to Lender, Borrower transfers and assigns to Lender and grants to Lender a first priority Lien on and first security interest in all of the following property and interests in property of Borrower, whether now owned or existing or hereafter created, acquired or arising and wheresoever located:
(a)	All Receivables, whether now owned or existing or hereafter created, acquired or arising and wheresoever located;

(b)	all Inventory, whether now owned or existing or hereafter created, acquired or arising and wheresoever located;

(c)	all Equipment, whether now owned or existing or hereafter created, acquired or arising and wheresoever located;

(d)	all General Intangibles, whether now owned or existing or hereafter created, acquired or arising and wheresoever located;

(e)	all Investment Property, whether now owned or existing or hereafter created, acquired or arising and wheresoever located;

(f)	all Deposit Accounts, whether now owned or existing or hereafter created, acquired or arising and wheresoever located;

(g)	Letter-of-Credit Rights, whether now owned or existing or hereafter created, acquired or arising and wheresoever located;

(h)
all monies or other Property of any kind, now or at any time or times hereafter, in the possession or under the control of Lender or any affiliate of Lender or any representative, agent or correspondent of Lender, whether now owned or existing or hereafter created, acquired or arising and wheresoever located;

(i)	all other business assets of Borrower, whether now owned or existing or hereafter created, acquired or arising and wheresoever located;

(j)
all accessions to, substitutions for and all replacements, products and cash and noncash proceeds of (a), (b), (c), (d), (e), (f), (g), (h) and (i) above, including, without limitation, proceeds of and unearned premiums with respect to insurance policies insuring any of the Collateral and claims against any Person for loss of, damage to, or destruction of any or all of the Collateral; and

(k)
all books and records (including, without limitation, customer lists, credit files, computer programs, printouts and other computer materials and records) of Borrower pertaining to any of (a), (b), (c), (d), (e), (f), (g), (h), (i) or (j) above.

(l)
in the case of Borrower’s interests in any non-U.S. subsidiary, if any, “Collateral” shall be limited to no more than 65% of the stock of any non-U.S. subsidiary, and shall exclude the assets of any non-U.S. subsidiary.

6. RECOURSE TO SECURITY. Borrower specifically understands and agrees that Lender’s recourse against and/or to any security or Collateral shall not be required as a prior condition to Lender’s exercise of any of its rights and remedies hereunder.

7. INDUCING REPRESENTATIONS. In order to induce Lender to make the Loans, Borrower makes the following representations and warranties to Lender:
7.1. Organization and Qualifications.
(a) Borrower is a corporation duly organized and existing under the laws of the State of Delaware.
(b) Borrower is qualified to do business in New York and in every other jurisdiction where the nature of its business requires it to be so qualified and where failure to so qualify might have a Material Adverse Effect.
7.2. Corporate Name and Address.
(a) Borrower was incorporated on October 1, 2009. On or about November 18, 2009, HELIOS & MATHESON NORTH AMERICA INC., a New York corporation formerly known as The A Consulting Team, Inc., was merged into Borrower, as evidenced by a State of Delaware Certificate of Ownership and Merger filed with the Delaware Secretary of State on November 18, 2009.
(b) Borrower’s executive office is at the addresses set forth above.
7.3. Corporate Structure. Borrower has no subsidiaries or Affiliates, except as set forth on Schedule 7.3 attached hereto.
7.4. Legally Enforceable Agreement. The execution, delivery and performance of this Agreement, and each and all of the other Loan Documents and all and any other instruments and documents to be delivered by Borrower or its Affiliates hereunder and the creation of all Liens and security interests provided for herein are within Borrower’s corporate power, have been duly authorized by all necessary or proper corporate action (including the consent of shareholders where required), are not in contravention of any agreement or indenture to which Borrower is a party or by which it is bound, or of the Certificate of Incorporation or By-Laws of Borrower, and are not, to the best of Borrower’s knowledge, in contravention of any provision of law and the same do not, to the best of Borrower’s knowledge, require the consent or approval of any governmental body, agency, authority or any other person which has not been obtained and a copy thereof furnished to Lender. The execution, delivery and performance of the Guaranty to be delivered by the Guarantor is not, to the best of Borrower’s knowledge, in contravention of any provision of law and the same does not require the consent or approval of any governmental body, agency, authority or any other person which has not been obtained and a copy thereof furnished to the Lender.
7.5. Solvent Financial Condition. Borrower and Guarantor are each Solvent, as defined in Section 1.55 hereof.

7.6. Financial Statements.
(a) Borrower’s filed SEC Form 10-K dated as of December 31, 2008, a copy of which has been delivered to Lender, fairly presents Borrower’s financial condition and results of operations as relevant and as of such date and there have been no material adverse changes since such date.
(b) Borrower does not have any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments, or unrealized or unanticipated losses from any unfavorable commitments except those, if any, which were disclosed to Lender in such Form 10-K.
7.7. Joint Ventures. Borrower is not engaged in any joint venture or partnership with any other Person.
7.8. Real Estate. Attached hereto as Schedule 7.8 is a list showing, to the best of Borrower’s knowledge, all real property owned or leased by Borrower.
7.9. Patents, Trademarks, Copyrights and Licenses. To the best of Borrower’s knowledge, Borrower owns or has a valid license to use all the patents, trademarks, service marks, trade names, copyrights and licenses, if any, which are currently used by it in and are reasonably necessary for the present and planned future conduct of its business without conflict with the rights of others. To the best of Borrower’s knowledge, all such licenses and other similar rights (exclusive of licenses relating to normal office business software (e.g. licenses for computer programs such as Word and Excel) that are used by Borrower in its normal operations) with a value to Borrower in excess of $200,000.00 are listed on Schedule 7.9 attached hereto and made a part hereof, if any.
7.10. Existing Business Relationship. There exists no actual or, to the best of Borrower’s knowledge, threatened termination, cancellation or limitation of, or any materially adverse modification or change in, the business relationship of Borrower with any customer or group of customers whose purchases individually or in the aggregate are material to the operations of Borrower, or with any supplier.
7.11. Investment Company Act: Federal Reserve Board Regulations. Borrower is not an “investment company”, or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended (15 U.S.C. §80(a)(1), et seq.). The making of the Revolving Loan hereunder by Lender, the application of the proceeds and repayment thereof by Borrower and the performance of the transactions contemplated by this Agreement will not violate any provision of said Act, or any rule, regulation or order issued by the Securities and Exchange Commission thereunder. Borrower does not own any margin security as that term is defined in Regulation U of the Board of Governors of the Federal Reserve System and the proceeds of the borrowings made pursuant to this Agreement will be used only for the purposes contemplated hereunder. None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry margin security or for any other purpose which might constitute any of the loans under this Agreement a “purpose credit” within the meaning of said Regulation U or Regulations T or X of the Federal Reserve Board. Borrower will not take, or permit any agent acting on its behalf to take, any action which might cause this Agreement or any document or instrument delivered pursuant hereto to violate any regulation of the Federal Reserve Board.

7.12. Tax Returns. Borrower and the Guarantors have filed or timely extended the filing date of all material tax returns (Federal, state or local) required to be filed and paid all taxes shown thereon to be due and payable including interest and penalties or has provided adequate reserves therefore, except to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. To the best of Borrower’s knowledge, no assessments have been made against Borrower or the Guarantors by any taxing authority nor has any penalty or deficiency been made by any such authority. To the best of Borrower’s knowledge, no Federal income tax return of Borrower or any Guarantor is presently being examined by the Internal Revenue Service nor are the results of any prior examination by the Internal Revenue Service or any State or local tax authority being contested by Borrower.
7.13. Litigation. Except as disclosed in Schedule 7.13, no action or proceeding, is now pending or, to the best of Borrower’s knowledge, is threatened against Borrower or any Guarantor at law, in equity or otherwise, before any court, board, commission, agency or instrumentality of the Federal or state government or of any municipal government or any agency or subdivision thereof, or before any arbitrator or panel of arbitrators, and neither Borrower nor any Guarantor has accepted liability for any such action or proceeding. Borrower has not received notice of and, to the best of Borrower’s knowledge, there is no proceeding pending before any governmental agency (Federal, state or local) and, to the best of Borrower’s knowledge, no investigation has been commenced before any such government agency the effect of which, if adversely decided, would affect or impair Borrower’s business or financial condition.
7.14. Receivables Locations. Annexed hereto as Schedule 7.14 is a list showing all places at which Borrower maintains, or will maintain, records relating to Receivables.
7.15. Inventory Locations. Annexed hereto as Schedule 7.15 is a list showing all places where Borrower maintains, or will maintain, Inventory with, in the aggregate, book value in excess of $50,000.00. Such list indicates whether the premises are owned or leased by Borrower or whether the premises are the premises of a warehouseman or other third party, and if owned by a third party, the name and address of such third party.
7.16. Equipment List and Locations. Annexed hereto as Schedule 7.16 is a computer printout from Borrower’s books and records showing substantially all of Borrower’s Equipment (except for items of Equipment which in the aggregate do not have material value), and describing the places where the same is located. All Equipment is free and clear of all Liens and security interests voluntarily created by Borrower in favor of any Person other than Lender, except as set forth on Schedule 7.16, and to the best of Borrower’s knowledge, there are no other Liens or security interests encumbering any Equipment.
7.17. Title Liens. Borrower has good and marketable title to the Receivables and, to the best of Borrower’s knowledge, the Other Collateral, as sole owner thereof. There are no existing Liens voluntarily created by Borrower on any property of Borrower, except for Liens in favor of Lender and Liens described in Schedule 7.17 and, to the best of Borrower’s knowledge, there are no other Liens on any property of Borrower. Except as set forth on Schedule 7.17, none of the Receivables and, to the best of Borrower’s knowledge, none of the Other Collateral is subject to any prohibition against encumbering, pledging, hypothecating or assigning the same or requires notice or consent in connection therewith.

7.18. Existing Indebtedness. Borrower has no existing Indebtedness except the Indebtedness described in Schedule 7.18.
7.19. ERISA Matters. Borrower does not have any so-called “defined benefit” Plan and, with respect to Borrower’s so-called “defined contribution” Plan, Borrower has not made any contributions thereunder, is not obligated to make any contributions and does not have any outstanding obligations thereunder pursuant to the terms thereof. To the best of Borrower=s knowledge, Borrower has not engaged in any transaction which would subject Borrower to tax, penalty or liability for prohibited transactions imposed by ERISA or the Code.
7.20. Occupational Safety and Health. To the best of Borrower’s knowledge, Borrower has duly complied in all material respects with the provisions of the federal Occupational Safety and Health Act, 29 U.S.C. § 651, et seq. and all rules and regulations thereunder and all similar state and local Governmental Rules related to occupational safety and health. To the best of Borrower’s knowledge, there are no outstanding citations, notices or orders of non-compliance issued to Borrower under any such Governmental Rules related to occupational safety and health.
7.21. Environmental Matters. Except as disclosed in Schedule 7.21 or as would not reasonably be expected to result as a Material Adverse Effect:
(a) To the best of Borrower’s knowledge, no property currently owned or leased by Borrower is or has been used for the generation, manufacture, refining, transportation, treatment, storage, handling or disposal of any “hazardous substances” or “hazardous wastes” which are regulated under Environmental Laws in a manner materially violating any Environmental Law; (b) to the best of Borrower’s knowledge, Borrower is in material compliance with all applicable Environmental Laws; (c) to the best of Borrower’s knowledge, Borrower has not released hazardous substances at, upon, under or within any property currently owned or leased by Borrower, (d) to the best of Borrower’s knowledge, there are not now any above-ground or underground storage tanks used or operated by Borrower at any property currently owned or leased by Borrower that are not in material compliance with Environmental Law; (e) to the best of Borrower’s knowledge, there are no transformers, capacitors or other items of Equipment containing polychlorinated biphenyls at levels in excess of 49 parts per million, violative of any applicable Environmental Law, at any property currently owned or leased by Borrower except for those owned or operated by utility companies; (f) to the best of Borrower’s knowledge, no hazardous substances are present at any property currently owned or leased by Borrower in a manner materially violating any Environmental Law; (g) to the best of Borrower’s knowledge, all permits and authorization required under Environmental Laws for all operations of Borrower have been duly issued and are in full force and effect, including but not limited to those for air emissions, water discharges and treatment, storage tanks and the generation, treatment, storage and disposal of hazardous substances; (h) to the best of Borrower’s knowledge, there are no past, pending or threatened environmental claims against Borrower or any property currently owned or leased by Borrower except for such claims which have been resolved; (i) to the best of Borrower’s knowledge, there is no condition or occurrence on any property currently owned or leased by Borrower that could be anticipated (1) to form the basis of any environmental claim against Borrower or (2) to cause any property currently owned or leased by Borrower to be subject to any restrictions on its ownership, occupancy or transferability under any Environmental Law.

7.22. Labor Disputes. There are no pending or, to the best of Borrower’s knowledge, threatened labor disputes which could have a Material Adverse Effect.
7.23. Intellectual Property. To the best of Borrower’s knowledge, Borrower owns or has a valid license to use all necessary patents, trademarks, service marks, copyrights and other intellectual property, if any, which are currently used by it in and are reasonably necessary or useful in the operation of its business, in each case free of any claims or infringements. Notwithstanding the foregoing, Borrower is aware of other users of the term “TACT” and combinations including “A Consulting”, which users may be able to restrict Borrower’s ability to establish or protect Borrower’s right to use these terms. Borrower has in the past been contacted by other users of the term “TACT” alleging rights to the term. Borrower has completed filings with the U.S. Patent and Trademark Office in order to protect certain marks, including “TACT” and “The A Consulting Team”.
7.24. Location of Bank and Securities Accounts. Schedule 7.24 hereto sets forth a complete and accurate list of all deposit, checking and other bank accounts, all securities and other accounts maintained with any broker dealer and all other similar accounts maintained by Borrower, together with a description thereof.
7.25. Compliance With Laws. Borrower is in compliance with all federal, state and local governmental rules, ordinances and regulations (“Governmental Rules”) applicable to its ownership or use of properties or the conduct of its business, except for violations or failures to comply, if any, which would not reasonably be expected to have a Material Adverse Effect. Borrower has not received any notice of violation of any of the foregoing.
7.26. No Other Violations. Borrower is not in violation of any term of its Certificate of Incorporation or By-laws and, to the best of Borrower’s knowledge, no event or condition has occurred and is continuing which constitutes or results in (or would constitute or result in, with the giving of notice, lapse of time or other condition) (a) a breach of, or a default under, any agreement, undertaking or instrument to which Borrower is a party or by which it or any of its property may be affected, or (b) the imposition of any Lien on any property of Borrower. To the best of Borrower’s knowledge, no Guarantor is in breach or default under any agreement, undertaking or instrument to which any such Guarantor is a party or by which he/it or his/its property may be affected, nor does any condition exist which would constitute such a breach or default or result in the imposition of any Lien on any Property of any such Guarantor.

7.27. Survival of Representations and Warranties. Borrower covenants, warrants and represents to Lender that all representations and warranties of Borrower contained in this Agreement or any of the other Loan Documents shall be true at the time of Borrower’s execution of this Agreement and the other Loan Documents, and Lender’s right to bring an action for breach of any such representation or warranty or to exercise any remedy hereunder based upon the breach of such representation or warranty shall survive the execution, delivery and acceptance hereof by Lender and the closing of the transactions described herein or related hereto until the Obligations are finally and irrevocably paid in full. Lender acknowledges and agrees that Borrower is not making any representation or warranty to Lender with respect to those matters set forth on Schedule 7.27 hereto; provided, however, that Borrower represents and warrants that it knows of no fact or circumstance, and it has not failed to disclose to Lender any fact or circumstance known to it, that would make any such matters false or materially misleading.
8. FINANCIAL STATEMENTS AND INFORMATION; CERTAIN NOTICES TO LENDER. So long as Borrower shall have any Obligations to Lender under this Agreement, Borrower shall deliver to Lender, or shall cause to be delivered to Lender:
8.1. Borrowing Base Certificate. A satisfactorily completed and executed Borrowing Base Certificate monthly (within 2 days after the end of each month), provided, however, that if Borrower initiates borrowing under the Loan Agreement, Borrower must submit a satisfactorily completed and executed Borrowing Base Certificate twice-monthly, the first as at the 15th day of each month (to be submitted within 2 days after such date) and the second as at the end of each month (within 2 days after the end of each such month), as well as contemporaneously with each request for an Advance.
8.2. Monthly Reports. Within twenty (20) days after the end of each month, an accounts receivable aging and accounts payable aging and Borrower’s Reconciliation Report for such month, all in form satisfactory to Lender, prepared by Borrower and if Lender so requests, customer statements, sales journals, cash receipts journals and detailed sales credit reports.
8.3. Annual Financial Statements. Within ninety (90) days after the close of each Fiscal Year, (a) a copy of the annual consolidating and consolidated financial statements of Borrower consisting of balance sheets, statements of operations and retained earnings and statements of cash flow audited by independent certified public accountants and certified by such accountants, and accompanied by such accountants’ certification that, in the normal course of their review, such accountants have become aware of no presently existing state of facts constituting a Default or an Event of Default under this Agreement, (b) a copy of the annual consolidating financial statements of Borrower in the same format as the annual consolidated financial statements except that such consolidating statements shall be prepared by management of Borrower in accordance with Generally Accepted Accounting Principles provided that the consolidating financial statements will not contain footnotes and certified by the chief financial officer of Borrower, and (c) the Compliance Certificate. In addition, Borrower shall deliver, or cause to be delivered, to Lender, if and when issued, any management letters prepared by Borrower’s independent certified public accountants.
8.4. Financial Statements. Within (a) forty-five (45) days after the end of each first, second and third quarter, and (b) ninety (90) days after the end of each fourth quarter of each Fiscal Year, consolidating and consolidated financial statements of Borrower consisting of balance sheets, statements of operations and retained earnings and statements of cash flow, prepared by management of Borrower in accordance with Generally Accepted Accounting Principles and certified by the chief financial officer of Borrower, together with the Compliance Certificate; provided that the consolidating financial statements will not contain footnotes.

8.5. Tax Returns. A copy of Borrower’s federal income tax return, as and when filed with the Internal Revenue Service.
8.6. Projections. Within thirty (30) days prior to the end of each of Borrower’s fiscal years, financial projections for Borrower in form satisfactory to Lender covering not less than a one (1) year period, commencing with the succeeding fiscal year. If such projections are for a one (1) year period, then such projections shall be prepared on a monthly basis. If such projections are for more than a one (1) year period, then such projections shall be prepared on a monthly basis with respect to first year thereof and on a quarterly basis thereafter.
8.7. Customer Lists. Semiannually, a list of all of Borrower’s customers and vendors, including the addresses, telephone and facsimile numbers which lists shall be delivered within thirty (30) days after each second fiscal quarter and within thirty (30) days after the each fiscal year end.
8.8. Insurance. Annually, within thirty (30) days of the renewal date of such insurance policy, evidence of insurance in form and content satisfactory to Lender and otherwise in compliance with Section 12.6 hereof, together with the original insurance policy.
8.9. Notice of Event of Default and Adverse Business Developments. Immediately after becoming aware of the existence of a Default or any Event of Default under this Agreement or after becoming aware of any developments or other information which is likely to (i) materially adversely affect Borrower’s business, prospects, profits or condition (financial or otherwise) or its ability to perform this Agreement, or (ii) adversely affect the properties of Borrower, including, without limitation, the following:
(a) any substantial dispute that may arise between Borrower and any governmental regulatory body or law enforcement authority, including any action relating to any material tax liability of Borrower;
(b) all litigation against Borrower where the amount claimed in any one suit or action is $250,000 or more and all litigation where the amount claimed in the aggregate is $500,000 or more except when the same is fully covered by insurance and the insurer accepts liability therefor;
(c) any labor controversy resulting in or threatening to result in a strike or work stoppage against Borrower;
(d) any proposal by any public authority to acquire the assets or business of Borrower;

(e) the location of any Collateral other than at Borrower’s place of business or as permitted under this Agreement;
(f) any proposed or actual change of Borrower’s name, identity or corporate structure; and
(g) any other matter which has resulted or is likely to result in a Material Adverse Effect.
In each case, Borrower will provide Lender with telephonic or telegraphic notice specifying and describing the nature of such Default, Event of Default or development or information, and such anticipated effect, which telephonic or telegraphic notice shall be promptly confirmed in writing within three (3) Banking Days; and
8.10. Other Information. Such other information respecting the financial condition of Borrower or any property of Borrower in which Lender may have a Lien as Lender may, from time to time, reasonably request. Borrower authorizes Lender to communicate directly with Borrower’s independent certified public accountants and has authorized those accountants to disclose to Lender any and all financial statements and other information of any kind that they may have with respect to Borrower and its business and financial and other affairs. Borrower shall deliver a letter addressed to such accountants instructing them to comply with the provisions of this Section. Lender shall treat all non-public documents and information marked “Confidential” (“Confidential Information”) so obtained or provided by Borrower or its agents, representatives or certified public accountants as confidential and will hold and will cause its respective employees, agents and representatives to hold in confidence all such Confidential Information concerning Borrower, IOT and their Affiliates except: (i) when Lender is required to disclose pursuant to Governmental Rules, (ii) when Lender is compelled to disclose by judicial or administrative process, (iii) when deemed necessary by Lender in its commercially reasonable discretion to enforce this Agreement or any of the other Loan Documents, and (iv) in connection with the sale of participations in or the assignment of all or any part of Lender’s interest in the Loans. Lender will not release or disclose such Confidential Information to any other person, except its auditors, attorneys, financial advisors and other consultants, advisors, agents and representatives. If the transactions contemplated by this Agreement are not consummated, such confidence shall be maintained and, if requested by or on behalf of Borrower, Lender will, and will use all reasonable efforts to cause its auditors, attorneys, financial advisors and other consultants, agents and representatives to, return to Borrower or destroy, at Borrower’s cost and expense, all copies of all such Confidential Information.
9. ACCOUNTING. Lender shall account monthly to Borrower. Each and every account shall be deemed final, binding and conclusive upon Borrower in all respects, as to all matters reflected therein, unless Borrower, within thirty (30) days after the date the account was rendered, delivers to Lender written notice of any objections which it may have to any such account and in that event only those items expressly objected to in such notice shall be deemed to be disputed by Borrower. If Borrower disputes the correctness of any statement, Borrower’s notice shall specify in detail the particulars of its basis for contending that such statement is incorrect.

10. WARRANTIES WITH RESPECT TO RECEIVABLES. Borrower represents and warrants to Lender that each Receivable created by it (i) will be free and clear of liens and encumbrances in favor of any Person other than Lender, except as otherwise permitted hereunder, (ii) will cover a bona fide sale and delivery of merchandise usually dealt in by Borrower in the ordinary course of its business or will cover the rendition of services by Borrower to customers of a kind ordinarily rendered in the ordinary course of Borrower’s business, (iii) will be for a liquidated amount from a customer competent to contract therefor, (iv) is not subject to renegotiation, except in the ordinary course of Borrower’s business consistent with Borrower’s past practice, (v) is not subject to any prepayment or credit and will not be subject to any deduction, offset, counterclaim, lien or other condition other than in the ordinary course of Borrower’s business, and (vi) is generally enforceable in accordance with its terms. Borrower further represents and warrants that all services to be performed by Borrower in connection with each Receivable have been performed.
11. SPECIAL PROVISIONS WITH RESPECT TO RECEIVABLES AND RELATED MATTERS.
11.1. Confirmatory Written Assignments. Promptly after the creation of any Receivable, if Lender shall so request, Borrower shall execute and deliver confirmatory written assignments to Lender of Eligible Receivables, but the failure to execute or deliver any schedule or assignment shall not affect or limit any Lien or other right of Lender in and to any Receivable. Borrower shall cause all of its invoices to be printed and to bear consecutive numbers, and to issue its invoices in such consecutive numerical order. On Lender’s request therefor, Borrower shall also furnish to Lender copies of invoices to customers and employee timesheets. Borrower will also furnish Lender with such other documents and instruments as Lender may request in connection with any Receivables, including detailed monthly agings. Borrower shall deliver to Lender the originals of all letters of credit, notes, and instruments in its favor and such endorsements or assignments as Lender may request. If Borrower shall fail to deliver to Lender any Receivables, financial or any other report with respect to the Collateral required to be delivered by Borrower pursuant to Section 7 and Section 8 of this Agreement within ten (10) days after the dates set forth therein, then Borrower agrees to pay to Lender a fee of fifty dollars ($50.00) per day, beginning on the date that next follows the date required for delivery of such report and continuing through the date that Borrower delivers said report for each report and/or document that Borrower fails to deliver to Lender under this Agreement.
11.2. Notice of Certain Events. Borrower will notify Lender of all disputes, returns and of all claims asserted with respect to (i) any Receivables which disputes or claims exceed $50,000 per occurrence, and (ii) any Receivables (other than Eligible Receivables) which disputes or claims exceed $150,000 per occurrence. Borrower shall promptly report each such return, repossession or recovery of merchandise to Lender, advising it of the location thereof and providing it with a description of such goods and their location. Borrower shall not settle or adjust any dispute or claim, or grant any discount (except ordinary trade discounts and volume discounts), credit or allowance or accept any return of merchandise, without Lender’s consent, except for credits, discounts or allowances on Receivables in an aggregate amount not to exceed (i) $150,000 per calendar month, and (ii) $400,000 per calendar quarter. Upon the occurrence of and during the continuance of an Event of Default for a period of in excess of two (2) months, Lender may settle or adjust disputes or claims directly with customers or Account Debtors of Borrower for amounts and upon terms which it considers advisable. Where Borrower receives Collateral of any kind or nature by reason of transactions between itself and its customers or Account Debtors, it will hold the same on Lender’s behalf, subject to Lender’s instructions, and as property forming part of the Receivables. Where Borrower sells to a customer or Account Debtor which also sells to it or which may have other claims against it, Borrower will so advise Lender, promptly upon being notified of such purchase order.

11.3. Communication with Account Debtors. Borrower authorizes Lender, before an Event of Default, without the consent of Borrower, to communicate directly with Account Debtors or customer’s accounts payable departments, by whatever means Lender shall elect, for the purpose of verifying the information supplied by Borrower to Lender with respect to Receivables only. Borrower authorizes Lender, upon the occurrence of an Event of Default, without the consent of Borrower, to communicate directly with customers or Account Debtors of Borrower by whatever means Lender shall elect for the purpose of verifying the information supplied by Borrower to Lender with respect to Receivables. Upon Lender’s request, before or after the occurrence of an Event of Default, Borrower shall provide Lender with a list of the addresses of its Account Debtors.
12. AFFIRMATIVE COVENANTS. Borrower represents and warrants that, so long as it shall have any Obligations to Lender hereunder, Borrower will:
12.1. Business and Existence. Preserve and maintain Borrower’s separate corporate existence and rights, privileges and franchises in connection herewith.
12.2. Trade Names. Transact business in Borrower’s own name and invoice all of Borrower’s Receivables in Borrower’s own name.
12.3. Transactions with Affiliates. Whenever Borrower engages in transactions with an Affiliate of Borrower, conduct the same, with respect to the payment obligations thereof, on an arms-length basis or other basis more favorable to Borrower.
12.4. Taxes. Pay and discharge all material taxes, assessments, government charges and levies imposed upon Borrower, Borrower’s income or Borrower’s profits or upon any property belonging to Borrower prior to the date on which penalties attach thereto, except where the same may be contested in good faith by appropriate proceedings or where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
12.5. Compliance with Laws. Substantially comply with all Governmental Rules applicable to Borrower, including, without limitation, all laws and regulations regarding the collection, payment and deposit of employees’ income, unemployment and Social Security taxes; provided, however, that Borrower shall not be in default as a result of its failure to comply with a Governmental Rule if such failure would not reasonably be expected to result in a Material Adverse Effect.

12.6. Maintain Properties: Insurance. Safeguard and protect all property used in the conduct of Borrower’s business and keep all of Borrower’s property insured with insurance companies licensed to do business in the states where the property is located against loss or damage by fire or other risk usually insured against by other owners or users of such properties in similar businesses under extended coverage endorsement and against theft, burglary, and pilferage together with such other hazards as Lender may from time to time reasonably request, in amounts reasonably satisfactory to Lender. Borrower shall deliver the policy or policies of such insurance or certificates of insurance to Lender. All such insurance shall contain endorsements in form satisfactory to Lender naming Lender as lender loss payee and providing that the insurance shall not be canceled, amended or terminated except upon thirty (30) days’ prior notice to Lender and showing Lender as an additional party insured as its interest may appear. All insurance proceeds received by Lender shall be retained by Lender for application to the payment of such portion of the Obligations as Lender may determine in Lender’s discretion. Borrower shall promptly notify Lender of any event or occurrence causing a loss or decline in value of property insured or the existence of an event justifying a claim under any insurance and the estimated amount thereof if the amount of any such loss, decline in value or claim exceeds $250,000.00 in the aggregate.
12.7. Business Records. Keep adequate records and books of account with respect to Borrower’s business activities in which proper entries are made in accordance with sound bookkeeping practices reflecting all financial transactions of Borrower.
12.8. Litigation. Give Lender prompt notice of any suit at law or in equity against itself involving money or property valued in excess of Two Hundred Fifty Thousand Dollars ($250,000) except where the same is fully covered by insurance and the insurer accepts liability therefor, and of any investigation or proceeding before or by any administrative or governmental agency the effect of which would be to prohibit or materially limit or restrict the manner in which Borrower presently conducts its respective business.
12.9. Damage or Destruction of Collateral. Maintain or cause to be maintained the Collateral and all its other assets and properties in good condition and repair at all times, preserve the Collateral and all its other assets and properties from loss, damage, or destruction of any nature whatsoever and provide Lender with prompt written notice of (i) any destruction or substantial damage to any Collateral evidencing or relating to Receivables and of the occurrence of any condition or event which has caused, or may cause, loss or depreciation in the value of any Receivables, and (ii) any material destruction or substantial damage to any Other Collateral and of the occurrence of any material condition or event which has caused, or may cause, loss or depreciation in the value of any Other Collateral.
12.10. Name Change. Provide Lender with (i) not fewer than thirty (30) days written notice prior to any proposed change of name, and (ii) contemporaneous written notice of the creation of any subsidiary.

12.11. Access to Books and Records. Provide Lender with such reports and with such access upon three (3) days prior written notice (unless an Event of Default has occurred, in which case no notice shall be required), during normal business hours, to Borrower’s books and records and permit Lender to copy and inspect such reports and books and records all as Lender reasonably deems necessary or desirable to enable Lender to monitor the credit facilities extended hereby; provided, however, that Lender shall use reasonable efforts to avoid disrupting Borrower’s ordinary business operations, particularly during periods when (i) Borrower is preparing filings for submission to the U.S. Securities and Exchange Commission, and (ii) Borrower’s auditors are present and auditing Borrower’s books and records.
12.12. Solvent. Continue to be Solvent, as defined in Section 1.55 hereof.
12.13. Compliance With Environmental Laws. Comply in all material respects with all applicable Environmental Laws.
12.14. Compliance with ERISA and other Employment Laws. Comply in all material respects with all: (a) applicable provisions of ERISA and the Code and (b) any other applicable laws, rules or regulations relating to the compensation of employees and funding of employee pension plans.
12.15. Proceeds of Collateral. Forthwith upon receipt, pay to Lender all proceeds of Collateral, whereupon such proceeds shall be applied to the Obligations in an order and manner as shall be determined in the discretion of Lender.
12.16. Delivery of Documents. Notify Lender if any proceeds of Receivables shall include, or any of the Receivables shall be evidenced by, notes, trade acceptances or instruments or documents, or if any Inventory is covered by documents of title or chattel paper, whether or not negotiable, and if required by Lender, immediately deliver them to Lender appropriately endorsed. Borrower waives protest regardless of the form of the endorsement. If Borrower fails to endorse any instrument or document, Lender is authorized to endorse it on Borrower’s behalf provided Lender has provided Borrower with notice of such endorsement, except for checks and wire transfer authorizations for which Lender shall not be required to give such notice.
12.17. United States Contracts. If any of the Eligible Receivables arises out of a contract with the United States or any of its departments, agencies or instrumentalities, immediately notify Lender, and if required by Lender, execute any necessary instruments in order that all money due or to become due under such contract shall be assigned to Lender and proper notice of the assignment given under the Federal Assignment of Claims Act.
12.18. Accounting System. Maintain an accounting system whereby Receivables aging shall be formatted alphabetically by Account Debtor and coded to identify all invoices that are not for time and material, including, without limitation, fixed price, software, business solutions, training, employee placement and bill-in advance, the foregoing to Lender’s satisfaction.
12.19. Sales Terms. Borrower shall notify Lender in writing if more than ten percent (10%) of Borrower’s Receivables arise from sales described in Section 1.18(k).

13. NEGATIVE COVENANTS. So long as Borrower shall have any Obligations to Lender hereunder and unless Lender has first consented thereto in writing, Borrower shall not:
13.1. Indebtedness. Create, incur, assume or suffer to exist, voluntarily or involuntarily, any Indebtedness, except (i) Obligations to Lender, (ii) trade debt incurred in the ordinary course of Borrower’s business, (iii) purchase money financing and equipment leases not to exceed Seven Hundred Fifty Thousand Dollars ($750,000) in any fiscal year, and (iv) existing Indebtedness described on Schedule 7.18.
13.2. Mergers; Consolidations; Acquisitions. Enter into any merger, consolidation, reorganization or recapitalization after the date hereof with any other Person except for such mergers, consolidations, reorganizations and recapitalizations that (i) have been disclosed to and consented to by Lender in writing, such consent not to be unreasonably withheld, and (ii) do not have a Material Adverse Effect; take any formal steps to dissolve or to liquidate all or substantially all of the assets of Borrower except for such liquidations that have been disclosed to and consented to by Lender in writing; conduct any part of its business through any corporate subsidiary, unincorporated association or other entity not disclosed on Schedule 7.3; acquire the stock or assets of any Person, whether by merger, consolidation, purchase of stock or otherwise except for mergers, consolidations, purchases of stock or otherwise that have been disclosed to and consented to by Lender; or acquire all or any substantial part of the properties of any Person except for acquisitions that have been disclosed to and consented to by Lender.
13.3. Sale or Disposition. Sell or dispose of all or any portion of its assets (as that term is defined in accordance with Generally Accepted Accounting Principles) or grant any Person an option to acquire any such assets: provided, however, that the foregoing shall not prohibit (a) sales of Inventory in the ordinary course of business; (b) the sale of Equipment that is of de minimus value and of no further use in the operations of Borrower’s business; (c) as required by Governmental Rules; and (d) as required by contractual obligations existing on the date hereof in an amount not to exceed $500,000.00, or as otherwise provided for in this Agreement; so long as there are no Events of Default hereunder and the proceeds of any such sales are applied to any overline or overadvance, then to unpaid interest, fees and expenses, then to the outstandings under the Revolving Loan. The foregoing to the contrary notwithstanding, in no event shall Borrower sell, assign or transfer its Receivables.
13.4. Defaults. Permit any landlord, mortgagee, trustee under deed of trust or lienholder to declare a default under any lease, mortgage, deed of trust or lien on real estate owned or leased by Borrower, which default remains uncured for a period in excess of thirty (30) days from its occurrence, unless such default is being contested by Borrower in good faith by appropriate proceedings being diligently conducted.

13.5. Limitations on Liens. Suffer (i) any Lien, encumbrance, mortgage or security interest on any Receivables, or (ii) any Lien, encumbrance, mortgage or security interest on any other property of Borrower which Lien, encumbrance, mortgage or security interest remains undischarged or unsatisfied for a period in excess of thirty (30) days after Borrower receives notification of its existence, except:
(a) Liens at any time granted in favor of Lender;
(b) Liens for taxes not yet due or being contested, but only if such Lien does not have a Material Adverse Effect;
(c) Liens securing the claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons for labor, materials, supplies or rentals incurred in the ordinary course of Borrower’s business, but only if the payment thereof is not at the time required and only if such Liens are junior in priority to the Liens in favor of Lender;
(d) Liens resulting from deposits made in the ordinary course of business in connection with workmen’s compensation, unemployment insurance, social security and other like laws;
(e) such other Liens as appear on Schedule 7.17 attached hereto, if any.
13.6. Dividends and Distributions. Pay any cash dividends, make any capital distribution in cash or other property or return of capital, or purchase or redeem any of its stock or other securities (provided, however, that annual repurchases of Borrower’s common stock up to $250,000 in any one fiscal year is permitted so long as no Event of Default has occurred and is continuing hereunder), or retire any of its stock, or take any action which would have an effect equivalent to any of the foregoing, except that Borrower may pay stock dividends and make non-cash stock splits.
13.7. Borrower’s Names and Offices. Transfer Borrower’s chief executive office or change its company name or office where it maintains records (including computer printouts and programs) with respect to Receivables, except upon not less than thirty (30) days advance written notice to Lender and after the delivery to Lender of financing statements in form and content satisfactory to Lender; provided, however, in no event shall such Transfer be permitted if it shall render unperfected or otherwise impair Lender’s security interest in the Collateral.
13.8. Guaranties; Contingent Liabilities.
(a) Assume, guarantee, endorse, contingently agree to purchase or otherwise become liable upon the obligation of any Person, except by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, except for contractual obligations existing on the date hereof and Borrower represents the maximum aggregate liability thereunder is not more than $100,000.00 in the combined aggregate, or
(b) Agree to maintain the working capital or net worth of any Person or to make investments in any Person (except for short-term investments of excess cash as herein permitted).
13.9. Removal of Collateral. Remove, or cause or permit to be removed, any of the Collateral or other assets from the premises where such Collateral is currently located and set forth on Schedule 7.15 and Schedule 7.16 hereof, except for sales of Inventory in the ordinary course of business or unless otherwise expressly permitted under the terms of this Agreement.

13.10. Transfer of Notes or Accounts. Sell, assign, transfer, discount or otherwise dispose of any Eligible Receivables or any promissory note or other instrument payable to it with or without recourse.
13.11. Settlements. Compromise, settle or adjust any claim relating to any of the Collateral.
13.12. Modification of Governing Documents. Make or permit any change, alteration or modification of its Certificate of Incorporation or By-laws which would result in a Material Adverse Effect, or make any other change, alteration or modification thereto except upon timely written notice to Lender.
13.13. Change of Business. Cause or permit a material change in the nature of its business as conducted on the date of this Agreement.
13.14. Change of Accounting Practices. Change its present accounting principles or practices in any respect, except as may be required by changes in Generally Accepted Accounting Principles.
13.15. Inconsistent Agreement. Enter into any agreement containing any provision that would be violated by the performance of the Obligations or Borrower’s obligations under any document delivered or to be delivered by it in connection with this Agreement or any Loan Document.
13.16. Loan or Advances. Make any loans or advances to any Person, except loans or advances to employees or shareholders of Borrower in a combined aggregate amount of up to $50,000.00 outstanding at anytime.
13.17. Investments. Make any investment in any person, firm or corporation, including, without limitation, in any Affiliates or from any Affiliates or subsidiaries not existing on the date hereof.
13.18. “Adjusted Income (loss) from Operations”. Shall maintain “adjusted income (loss) from operations of no less than $25,000, tested quarterly at the end of each calendar quarter, commencing with the calendar quarter ending December 31, 2009, only if any borrowings remain outstanding at the end of the quarter.
13.19. Capital Expenditures.
(a) Capital Expenditures shall not exceed the combined aggregate levels set forth below, during the periods set forth below:

Amount	Time Period

$800,000.00	during any calendar year, commencing with the calendar year beginning January 1, 2009
(b) No carry forward to subsequent calendar years shall be permitted in the event that Borrower’s Capital Expenditures for a given calendar year are less than the combined maximum amount set forth above for such period.

14. FURTHER RIGHTS OF LENDER.
14.1. Lender’s Right to Take Certain Actions. Borrower shall do all things and shall deliver all instruments requested by Lender to protect or perfect any security interest, mortgage or Lien given hereunder or in connection herewith including, without limitation, financing statements under the UCC and all documents and instruments necessary under the Federal Assignment of Claims Act. Upon the occurrence of an Event of Default and in the event that Lender requests, Borrower shall instruct its Account Debtors to remit payments directly to Lender or to Lender’s designee. Lender may examine, inspect and copy or make extracts from all property and all books and records of Borrower at any time and all such property and all books and records shall be kept confidential in accordance with the requirements of Section 8.10 of this Agreement subject to the limitations set forth in Section 12.11. Borrower authorizes Lender to execute alone any financing statements or other documents or instruments that Lender may require to perfect, protect or establish any Lien or security interest granted to Lender by Borrower and further authorizes Lender to sign Borrower’s name on the same. Borrower appoints such person or persons as Lender may designate as Borrower’s attorney-in-fact to endorse the name of Borrower on any checks, notes, drafts or other forms of payment or security that may come into the possession of Lender or any Affiliate of Lender, to sign Borrower’s name on invoices or bills of lading, drafts against customers, notice of assignment, verifications and schedules and, generally, and all such property and all books and records shall be kept confidential in accordance with the requirements of Section 8.10 of this Agreement, to do all things necessary to carry out this Agreement. Such attorney-in-fact may notify the Post Office authorities to change the address of delivery of mail to an address designated by Lender, and open and dispose of mail addressed to Borrower. The powers granted herein, being coupled with an interest, are irrevocable, and Borrower approves and ratifies all acts of the attorney-in-fact, provided, however, that such powers shall automatically terminate upon the indefeasible repayment in full of the Obligations. Neither Lender nor the attorney-in-fact shall be liable for any act or omission, error in judgment or mistake of law so long as the same is not willful or grossly negligent. Lender agrees that it shall endeavor to give Borrower prompt written notice of any such actions but Lender’s failure to give any such notice shall not impair or restrict Lender’s rights hereunder.
14.2. Lender’s Right to Perform Borrower’s Obligations. In the event that Borrower shall fail to purchase or maintain insurance, or to pay any tax, assessment, government charge or levy, except as the same may be otherwise permitted hereunder, or in the event that any lien, encumbrance or security interest prohibited hereby shall not be paid in full or discharged pursuant to the terms of this Agreement, or in the event that Borrower shall fail to perform or comply with any other covenant, promise or Obligation to Lender hereunder or under any Loan Document, Lender may, but shall not be required to, perform, pay, satisfy, discharge or bond the same for the joint and several account of Borrower, and all monies so paid by Lender, including actual attorneys’ fees and reasonable expenses, shall be treated as an Advance hereunder to Borrower. Lender agrees that it shall endeavor to give Borrower prompt written notice of any such actions but Lender’s failure to give any such notice shall not impair or restrict Lender’s rights hereunder.

14.3. Lender’s Right of Set-Off. Lender may, at any time upon the occurrence of an Event of Default hereunder and without any further notice to Borrower, set-off or apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, or any other Indebtedness at any time owing by Lender or any Affiliate of Lender or any participant in Lender’s loans, to Borrower to or for the credit or the account of Borrower against any Obligation irrespective of whether any demand has been made hereunder or whether such Obligation is mature. The rights given hereunder are cumulative with all of the other rights and remedies of Lender, including other rights of set-off, under this Agreement, any other agreement or by operation of law or otherwise and shall also constitute a security interest in such deposits. Lender agrees that it shall endeavor to give Borrower prompt written notice of any such actions but Lender’s failure to give any such notice shall not impair or restrict Lender’s rights hereunder.
15. CONDITIONS PRECEDENT; CLOSING.
15.1. Conditions Precedent. As conditions precedent to the making of any Advance hereunder, Borrower shall deliver to Lender, or shall cause to be delivered to Lender the following documents duly executed and in form satisfactory to Lender and its counsel:
(a) the Revolving Note;
(b) appropriate company resolutions of Borrower;
(c) certificates evidencing all insurance coverages required by this Agreement, (including, without limitation, credit insurance policies) together with loss payee endorsements for all such coverages naming Lender as lender loss payee;
(d) a copy of Borrower’s Certificate of Incorporation and By-laws and all amendments thereto;
(e) a Good Standing Certificate for Borrower issued by the Secretary of State of the State of Delaware and each other jurisdiction (including new York) where the conduct of Borrower’s business activities or the ownership of its Properties necessitates qualification;
(f) evidence that Borrower’s franchise taxes payable to the New York State Department of Taxation have been paid;
(g) an initial Borrowing Base Certificate dated as of the date hereof;
(h) all UCC financing statements required by Lender, all of which Borrower authorizes Lender to record and file;

(i) a certificate, dated as of the date hereof and executed by an authorized officer of Borrower, stating that, as of such date, no Event of Default or Default exists and to such further effect as Lender or its counsel may require;
(j) all UCC, tax lien and judgment searches deemed necessary by Lender in form and substance satisfactory to Lender, which searches shall be obtained by Lender;
(k) payment of all fees and expenses which are payable to Lender, its counsel, or to third-party providers of services related to the closing of this transaction; and
(l) such other documents, instruments, agreements, and information as Lender or its counsel shall reasonably request.
15.2. Conditions to All Extensions of Credit.
(a) Lender’s obligations to advance any Loan is subject to the condition that, as of the date of the advancing of such Loan, no Event of Default or Default shall have occurred and be continuing and that the matters set forth in Section 7, Section 10, Section 11, Section 12 and Section 13 and the representations set forth in the Loan Documents continue to be true and complete.
(b) Borrower’s acceptance of each Loan under this Agreement shall constitute a confirmation, as of the date of the advancing of such Loan, of the matters set forth in Section 7, Section 10, Section 11, Section 12 and Section 13 of the representations set forth in the Loan Documents, and that no Default or Event of Default then exists. If requested by Lender, Borrower shall further confirm such matters by delivery of a certificate dated the day of the advancing of such Loan and signed by an authorized officer of Borrower.
16. TERM.
16.1. Revolving Loan Availability. Unless sooner terminated by Lender pursuant to the terms of this Agreement, the period during which the Revolving Loan shall be available shall initially be a period commencing on the date hereof and concluding on the Termination Date.
16.2. Voluntary Termination. Borrower shall give Lender at least fifteen (15) days’ advance written notice (“Termination Notice”) of Borrower’s election to terminate the availability of Revolving Loans hereunder prior to the Termination Date. The Termination Notice shall be irrevocable and shall specify the effective date of such termination, which effective date shall not be less than fifteen (15) days after the giving of the Termination Notice and shall be in no event later than the Termination Date.

17. EVENTS OF DEFAULT.
17.1. Defaults. Upon the happening of any of the following events (collectively, “Events of Default”):
(a) if Borrower shall fail to make payment when due of any Obligation under this Agreement or any Loan Document, provided, however, that, for purposes of Borrower’s obligation to make payment of any Obligations to Lender comprised of Obligations to reimburse Lender for or to pay field examination expenses and legal fees and expenses incurred by Lender after the date hereof, no Event of Default shall be deemed to have occurred, unless sixty (60) days have elapsed from the date of demand therefor by Lender; provided that, Lender’s right hereunder to charge such fees and expenses to Borrower shall not be affected by the foregoing and in the event Lender so charges Borrower for such fees and expenses any such incipient Event of Default shall be deemed cured thereby; or
(b) if Borrower shall fail to comply with any terms, conditions, covenant, warranty or representation contained in Section 10, Section 11, Section 12 and Section 13 of this Agreement; or
(c) if Borrower shall fail to comply with any term, condition, covenant or warranty of or in this Agreement, any other Loan Document or any other agreement between Lender and Borrower, other than in Section 10, Section 11, Section 12 and Section 13 of this Agreement, and such failure continues for a period in excess of twenty (20) days after notice thereof is given by Lender to Borrower; or
(d) if Borrower shall cease to be Solvent, make an assignment for the benefit of its creditors, call a meeting of its creditors to obtain any general financial accommodation, suspend business or if any case under any provision of the Bankruptcy Code, including provisions for reorganizations, shall be commenced by or against Borrower; or
(e) if any statement or representation contained in any financial statement or certificate delivered by Borrower to Lender shall be false, in any material respect, when made; or
(f) if any federal tax lien is filed of record against Borrower or any Guarantor and is not bonded or discharged within ten (10) days; or
(g) if Borrower’s independent public accountants shall refuse to deliver any financial statement required by this Agreement (after the date due hereunder) within ten (10) days after written demand by Lender for delivery of such financial statements; or
(h) if a receiver, trustee or equivalent officer shall be appointed for all or any of the assets of Borrower; or
(i) if a judgment for more than Two Hundred and Fifty Thousand Dollars ($250,000) shall be entered against Borrower in any action or proceeding and shall not be stayed, vacated, bonded, paid, discharged or applied in good faith within twenty (20) days; provided, that, no Event of Default shall be deemed to have occurred in the case of any judgment where the claim is covered by insurance and the insurance company has accepted liability therefor; or

(j) if any obligation of Borrower in respect of Indebtedness shall be declared to be or shall become due and payable prior to the stated maturity thereof or such obligation shall not be paid as and when the same becomes due and payable; or there shall occur any event or condition which constitutes an event of default under any mortgage, indenture, instrument, agreement or evidence of indebtedness relating to any obligation of Borrower in respect of any such Indebtedness the effect of which is to permit the holder or the holders of such mortgage, indenture, instrument, agreement or evidence of Indebtedness, or a trustee, agent or other representative on behalf of such holder or holders, to cause the Indebtedness evidenced thereby to become due prior to its stated maturity; provided, that, the foregoing shall not include (a) Indebtedness to Lender; or (b) Indebtedness arising in connection with any real property lease obligations up to $50,000.00, so long as no judgments are entered against Borrower as a result of Borrower’s failure to pay such Indebtedness; or
(k) upon the happening of any Reportable Event which Lender in its discretion determines could reasonably be expected to constitute grounds for the termination of any Plan, or if a trustee shall be appointed by an appropriate United States District Court or other court of administrative tribunal to administer any Plan, or if the Pension Benefit Guaranty Corporation shall institute proceedings to terminate any Plan or to appoint a trustee to administer any Plan; or
(l) upon the occurrence and continuance of any Material Adverse Effect, which in the sole and absolute opinion of Lender, impairs Lender’s security or increases its risks; or
(m) upon the happening of any of the events described in Section 17.1(d), Section 17.1(e), Section 17.1(g), Section 17.1(h), Section 17.1(i) or Section 17.1(j) with respect to a Guarantor or if any Guarantor purports to terminate its guaranty or if any Validity/Support Guarantor purports to terminate his/its Validity/Support Guaranty or upon the death of any Guarantor or Validity/Support Guarantor that is a natural person; then and in any such event, Lender may terminate this Agreement without prior notice or demand to Borrower or may demand payment of all Obligations (whether otherwise then payable on demand or not) without terminating this Agreement and shall, in any event, be under no further responsibility to extend any credit or afford any financial accommodation to Borrower, whether under this Agreement or otherwise or upon the sale of any Guarantor at a fair value of more than fifty thousand ($50,000).
17.2. Obligations Immediately Due. Upon the effective date of termination for any reason, all of Borrower’s Obligations to Lender, including but not limited to the Loans, shall immediately become due and payable without further notice or demand.
17.3. Continuation of Security Interests. Notwithstanding any termination, until all Obligations of Borrower shall have been fully paid and satisfied, Lender shall retain all security in and title to all existing and future Receivables, General Intangibles, Inventory, Equipment, Investment Property, and other Collateral held by Lender hereunder or under any other agreement and Borrower shall continue to assign Receivables and consign Inventory to Lender and continue to turn over collections to Lender.

18. REMEDIES OF LENDER.
18.1. Rights Under UCC. Upon the occurrence of any Event of Default or upon any termination of this Agreement following an Event of Default, then Lender shall have, in addition to all of its other rights under this Agreement or otherwise (which rights shall be cumulative), all of the rights and remedies of a secured party under the UCC and shall have the right to enter upon any premises where the Collateral is kept and peacefully retake possession thereof. Lender may, without demand, advertising or notice all of which Borrower hereby waives (except as the same may be required by law), sell, lease, dispose of, deliver and grant options to a third party to purchase, lease or otherwise dispose of any and all Receivables, General Intangibles, Inventory, Equipment, Investment Property or other security or Collateral held by it or for its account at any time or times in one or more public or private sales or other dispositions, for cash, on credit or otherwise, as such prices and upon such terms as Lender, in its discretion, deems advisable. Notice of any public sale shall be sufficient if it describes the security or Collateral to be sold in general terms, stating the amounts thereof, the nature of the business in which such Collateral was created and the location and nature of the properties covered by the other security interests or mortgages and the prior liens thereon and any other information required under UCC 9-613, and in the case of a public sale, is published at least once in The Wall Street Journal not less than ten (10) business days prior to the date of sale. If The Wall Street Journal is not then being published, publication may be made in lieu thereof in any newspaper then being circulated in the City of New York which Lender may elect. Without requiring notice to Borrower, all requirements of reasonable notice under this Article shall be met if such notice is mailed, postage prepaid, to Borrower at its address set forth above or such other address as it may have, in writing, provided to Lender, at least ten (10) days before the time of such sale or disposition. Lender may, if it deems it reasonable, postpone or adjourn any sale of any Collateral from time to time by an announcement at the time and place of the sale to be so postponed or adjourned without being required to give a new notice of sale, provided, however, that Lender shall provide Borrower with written notice of the time and place of such postponed or adjourned sale. Lender may be the purchaser at any such sale if it is public, and payment may be made, in whole or in part, in respect of such purchase price by the application of Obligations due from Borrower to Lender. Borrower shall be jointly and severally obligated for, and the proceeds of sale shall be applied first to, the costs of retaking, refurbishing, storing, guarding, insuring, preparing for sale, and selling the Collateral, including the fees and disbursements of attorneys, auctioneers, appraisers and accountants employed by Lender. Proceeds shall then be applied to the payment in whatever order Lender may elect, of all Obligations of Borrower. Lender shall return any excess to Borrower and Borrower shall remain jointly and severally liable for any deficiency.
18.2. Collections; Modification of Terms. Without limiting any rights Lender may have pursuant to Section 18.1 above, upon the occurrence and during the continuance of an Event of Default, Lender may demand, sue for, collect and give receipts for any money, instruments or property payable or receivable on account of or in exchange for any of the Collateral, or make any compromises it deems necessary or proper, including without limitation, extending the time of payment, permitting payment in installments, or otherwise modifying the terms or rights relating to any of the Collateral, all of which may be effected without notice to or consent by Borrower and without otherwise discharging or affecting the Obligations, the Collateral or the security interest granted under this Agreement or any of the Loan Documents.

18.3. Notification of Account Debtors. Without limiting any rights of Lender pursuant to this Agreement or under applicable law, after a Default or Event of Default has occurred, (i) Borrower, at the request of Lender, shall notify the Account Debtors of Lender’s security interest in Borrower’s Receivables; and (ii) Lender may notify the Account Debtors on any of the Receivables to make payment directly to Lender, and Lender may endorse all items of payment received by it that are payable to Borrower.
18.4. Insurance. Without limiting any rights of Lender pursuant to this Agreement or under applicable law, after a Default or Event of Default has occurred, Lender may file proofs of loss and claim with respect to any of the Collateral with the appropriate insurer, and may endorse in its own and Borrower’s name any checks or drafts constituting insurance proceeds. Lender agrees that it shall endeavor to give Borrower prompt written notice of any such actions but Lender’s failure to give any such notice shall not impair or restrict Lender’s rights hereunder.
18.5. Waiver of Rights by Borrower. Except as may be otherwise specifically provided herein or in any other agreement between Lender and Borrower which may be applicable, Borrower waives, to the extent permitted by law, any bonds, security or sureties required by any statute, rule or otherwise by law as an incident to any taking of possession by Lender of property subject to Lender’s Lien. Borrower authorizes Lender, upon the occurrence of an Event of Default, to peacefully enter upon any premises owned by or leased to Borrower without obligation to pay rent or for use and occupancy, through self help, without judicial process and without having first given notice to Borrower or obtained an order of any court.
18.6. Lender’s Rights. Borrower agrees that Lender shall not have any obligation to preserve rights to any Collateral against prior parties or to marshall any Collateral of any kind for the benefit of any other creditor of Borrower or any other person. After the occurrence of an Event of Default, Lender is hereby granted a license or other right to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and Borrower’s rights under all licenses and any franchise, sales or distribution agreements shall inure to Lender’s benefit for such purpose, subject to any limitations set forth in the relevant license(s), franchise(s), sales or distribution agreements, including, without limitation, limits on assignment rights.
19. GENERAL PROVISIONS.
19.1. Rights Cumulative. Lender’s rights and remedies under this Agreement shall be cumulative and non-exclusive of any other rights or remedies which it may have under any other agreement or instrument, by operation of law or otherwise.

19.2. Successors and Assigns. This Agreement is entered into for the benefit of the parties hereto and their successors and assigns. It shall be binding upon and shall inure to the, benefit of the said parties, their successors and assigns. Lender shall have the right, upon written notice to Borrower, without the necessity of any further consent or authorization by Borrower, to sell, assign, securitize or grant participation in all, or a portion of, Lender’s interest in the Loans, to other financial institutions of the Lender’s choice and on such terms as are acceptable to Lender in its sole discretion, and Lender shall give Borrower prompt written notice of any such assignments, securitizations or participations; provided, however, that all such successors and assigns must, to the satisfaction of the Borrower in its sole discretion, establish exemption from U.S. withholding tax and backup withholding by providing the appropriate and properly executed Internal Revenue Service Form W-9 or W-8.
19.3. Notice. Wherever this Agreement provides for notice to any party (except as expressly provided to the contrary), it shall be given by messenger, telegram, certified U.S. mail with return receipt requested, or nationally recognized overnight courier with receipt requested, effective when received by the corporate party to whom addressed, and shall be addressed as follows, or to such other address as the party affected may hereafter designate:

If to Lender:	Keltic Financial Partners II, LP
Attn: John P. Reilly, President and CEO
580 White Plains Road
Suite 610
Tarrytown, NY 10591
Telephone: 914-921-3555 (ext. 208)
Facsimile: 914-921-1154

With a copy to:	Meyner and Landis LLP
Attn: John N. Malyska, Esq.
Suite 2500
One Gateway Center
Newark, New Jersey 07102

If to Borrower:	Helios & Matheson North America Inc.
200 Park Avenue South, Suite 901
New York, New York 10003
Attn: Salvatore M. Quadrino
19.4. Strict Performance. The failure, at any time or times hereafter, to require strict performance by Borrower of any provision of this Agreement shall not waive, affect or diminish any right of Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver by Lender of any Event of Default by Borrower under this Agreement or any of the other Loan Documents shall not suspend, waive or affect any other Event of Default by Borrower under this Agreement or any of the other Loan Documents, whether the same is prior or subsequent thereto and whether of the same or a different type.
19.5. Amendments. This Agreement and the other agreements to which it refers constitute the complete agreement between the parties with respect to the subject matter and may not be changed, modified, waived, amended or terminated orally, but only by a writing signed by the party to be charged.

19.6. Waiver. Borrower waives presentment, protest, notice of dishonor and notice of protest upon any instrument on which it may be liable to Lender as maker, endorser, guarantor or otherwise.
19.7. Conflict of Laws. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York; provided, however, that if any of the Collateral shall be located in any jurisdiction other than New York, the laws of such jurisdiction shall govern the method, manner and procedure for foreclosure of Lenders’ lien upon such Collateral and the enforcement of Lenders’ other remedies in respect of such Collateral to the extent that the laws of such jurisdiction are different from or inconsistent with the laws of New York.
19.8. Expenses.
(a) Borrower agrees to pay (i) the actual attorneys’ fees and expenses of Lender’s counsel arising from the negotiation and preparation of this Agreement and the other Loan Documents and all reasonable expenses, costs, charges and other fees of such counsel of Lender incurred in connection therewith, and (ii) Lender’s out-of-pocket expenses in connection with periodic audits and appraisals performed by Lender.
(b) If, at any time prior to the occurrence of an Event of Default, Lender employs counsel for advice or other representation, or incurs legal expenses or other costs or out-of-pocket expenses in connection with: (1) the administration of this Agreement or any of the other Loan Documents and the transactions contemplated hereby and thereby; (2) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Lender, Borrower or any other Person) in any way relating to the Collateral, this Agreement or any of the other Loan Documents or Borrower’s affairs; (3) the perfection of any Lien on the Collateral; (4) any attempt to enforce any rights or remedies of Lender against Borrower or any other Person which may be obligated to Lender by virtue of this Agreement or any of the other Loan Documents, including, without limitation, the Account Debtors; or (5) any attempt to inspect, verify, protect, preserve, restore, collect, sell, liquidate or otherwise dispose of or realize upon the Collateral; then, in any such event, the actual reasonable attorneys’ fees and expenses arising from such services and all reasonable expenses, costs, charges and other fees of such counsel of Lender or relating to any of the events or actions described in this Section shall be payable by Borrower to Lender, and shall be additional Obligations hereunder secured by the Collateral; provided, however, such fees and expenses shall in no event exceed $20,000.00 per annum.
(c) If, upon or after the occurrence of an Event of Default, Lender employs counsel for advice or other representation, or incurs legal expenses or other costs or out-of-pocket expenses in connection with any of the events or actions set forth in subparagraphs (a) or (b) of this Section; then, in any such event, the actual and reasonable attorneys’ fees and expenses arising from such services and all reasonable expenses, costs, charges and other fees of such counsel or of Lender relating to any of the events or actions described in subparagraphs (a) or (b) of this Section, including, without limitation, the reasonable cost and expense to Lender attributable to utilizing Lender’s in-house staff for such purposes, shall be payable by Borrower to Lender, and shall be additional Obligations hereunder secured by the Collateral.

(d) Additionally, if any taxes (excluding (1) taxes imposed upon or measured by the net income or net profits of Lender; (2) any withholding or backup withholding tax, or any other tax that may arise as a result of the tax residence of the Lender, or its successor or assign, being outside the United States; and (3) any liability for interest and penalties arising with respect to such taxes; but including any intangibles tax, stamp tax or recording tax) shall be payable on account of the execution or delivery of this Agreement, or the execution, delivery, issuance or recording of any of the other Loan Documents, or the creation of any of the Obligations hereunder, by reason of any existing or hereafter enacted federal or state statute, Borrower will pay (or will promptly reimburse Lender for the payment of) all such taxes, including, but not limited to, any interest and penalties thereon, and will indemnify and hold Lender harmless from and against liability in connection therewith.
(e) Borrower shall also reimburse Lender for all other expenses incurred by Lender in connection with the transactions contemplated under this Agreement or the other Loan Documents, including, without limitation, fees in connection with any bank account, the Blocked Account, wire charges, ACH Fees and other similar costs and expenses; provided, however, that Lender shall use commercially reasonable efforts to minimize the occurrence and amount of such fees and expenses.
19.9. Reimbursements Charged to Revolving Loan. With respect to any amount advanced by Lender and required to be reimbursed by Borrower pursuant to the foregoing provisions of Section 19.8, it is hereby agreed that Lender may charge any such amount to Borrower’s Revolving Loan on the dates such reimbursement is due, subject to the provisions of Section 2.6 of this Agreement. Lender agrees to provide Borrower notice of such charges in the monthly statement delivered to Borrower pursuant to Section 9 of this Agreement. Borrower’s obligations under Section 19.8 shall survive termination of the other provisions of this Agreement.
19.10. Waiver of Right to Jury Trial. Each party waives the right to trial by jury in the event of any action, suit, proceeding, counterclaim or other litigation to which Lender and Borrower are parties in respect of any matter arising under this Agreement or any other matter involving Borrower and Lender, whether or not other persons are also parties thereto. Borrower acknowledges that the foregoing waiver by Borrower is a material inducement to Lender’s entering into this Agreement and that Lender is relying on the foregoing waiver in its future dealings with Borrower. Borrower represents and warrants that it reviewed this jury waiver provision with its legal counsel, and has made this waiver knowingly and voluntarily.
20. INDEMNIFICATION BY BORROWER/WAIVER OF CLAIMS.
20.1. Indemnification. Borrower hereby covenants and agrees to indemnify, defend and hold harmless Lender and its officers, partners, employees and agents from and against any and all claims, damages, liabilities, costs and expenses (including with limitation, the fees and expenses of counsel) which may be incurred by or asserted against Lender and/or its designated agents, and in respect of any claims, damages, liabilities, costs and expenses resulting from any breach by Borrower of any representation or warranty made by it herein or in any other Loan Document or nonfulfillment of any agreement or covenant of Borrower under this Agreement or in any other Loan Document, in connection with:
(a) any investigation, action or proceeding arising out of or in any way relating to this Agreement, any of the Loans, any of the Loan Documents, any other agreement relating to any of the Obligations, any of the Collateral, or any act or omission relating to any of the foregoing by Borrower or its officers, directors, agents, consultants, advisors or employees; or

(b) any taxes (other than taxes expressly excluded in Section 19.8(d)), liabilities, claims or damages relating to the Collateral or Lender’s liens thereon; or
(c) the correctness, validity or genuineness of any instruments or documents that may be released or endorsed to Borrower by Lender (which shall automatically be deemed to be without recourse to Lender in any event), or the existence, character, quantity, quality, condition, value or delivery of any goods purporting to be represented by any such documents; or
(d) any broker’s commission, finder’s fee or similar charge or fee in connection with the Loans and the transactions contemplated in this Agreement, provided, however, it is understood that Lender has incurred no such fee or charge with respect to this transaction.
20.2. Savings Clause for Indemnification. To the extent that the undertaking to indemnify, pay and hold harmless set forth in Section 20.1 above may be unenforceable because it is violative of any law or public policy, Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all matters referred to under Section 20.1.
20.3. Waiver. To the extent permitted by applicable law, no claim may be made by Borrower or any other Person against Lender or any of its Affiliates, partners, officers, employees, agents, attorneys or consultants for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract, tort or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any act, omission or event occurring in connection therewith; and Borrower hereby waives, releases and agrees not to sue upon any claim for any such special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor. Neither Lender nor any of its Affiliates, partners, officers, employees or agents shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the transactions contemplated hereby, except for its or their own gross negligence or willful misconduct.
21. MISCELLANEOUS.
21.1. Entire Agreement; Amendments; Lender’s Consent. This Agreement (including the Exhibits and Schedules thereto) and the Loan Documents supersede, with respect to their subject matter, all prior and contemporaneous agreements, understandings, inducements or conditions between the respective parties, whether express or implied, oral or written. No amendment or waiver of any provision of this Agreement or any of the Loan Documents, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

21.2. Cross Default; Cross Collateral. Borrower hereby agrees that (a) all other agreements between Borrower and Lender or any of Lender’s Affiliates are hereby amended so that a default under this Agreement is a default under all such other agreements and a default under any one of the other agreements is a default under this Agreement, and (b) the Collateral under this Agreement secures the Obligations now or hereafter outstanding under all other agreements between Borrower and Lender and the Collateral pledged under any other agreement with Lender secures the Obligations under this Agreement.
21.3. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.
21.4. Severability of Provisions. Any provision of this Agreement or any of the Loan Documents that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or the Loan Documents or affecting the validity or enforceability of such provision in any other jurisdiction.
21.5. Table of Contents; Headings. The table of contents and headings preceding the text of this Agreement are inserted solely for convenience of reference and shall not constitute a part of this Agreement or affect its meaning, construction or effect.
21.6. Exhibits and Schedules. All of the Exhibits and Schedules to this Agreement are hereby incorporated by reference herein and made a part hereof.
21.7. Consent to Jurisdiction. As part of the consideration for new value received, and regardless of any present or future domicile or principal place of business of Borrower or Lender, Borrower hereby consents and agrees that any federal or state court located in any county, in New York State, shall have jurisdiction to hear and determine any claims or disputes between Borrower and Lender pertaining to this Agreement or to any matter arising out of or related to this Agreement; provided, however, Lender may, at its option, commence any action, suit or proceeding in any other appropriate forum or jurisdiction to obtain possession of or foreclose upon any Collateral, to obtain equitable relief or to enforce any judgment or order obtained by Lender against Borrower or with respect to any Collateral, to enforce any other right or remedy under this Agreement or to obtain any other relief deemed appropriate by Lender. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection which Borrower may have based upon lack of personal jurisdiction, improper venue or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower represents and warrants that it has reviewed this consent to jurisdiction provision with its legal counsel, and has made this waiver knowingly and voluntarily.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized on the day and year first above written.

KELTIC FINANCIAL PARTNERS II, LP

By:	KELTIC FINANCIAL SERVlCES LLC,
its general partner

	By:	/s/ John P. Reilly
John P. Reilly, President and CEO

HELIOS & MATHESON NORTH AMERICA INC.

By:	/s/ Salvatore M. Quadrino

Name: Salvatore M. Quadrino
Title: Chief Financial Officer

EXHIBIT “A”
BORROWING BASE CERTIFICATE
As of

BORROWER:

PREVIOUS DAY A/R { / / }		$—

	Sales:	$—
	Credits:	$—
	Debits:	$—
	Collections:	$—
	Coll. Adj’s:	$—

ENDING A/R { / / }		$—

Ineligibles:	Past Due a/o__:	$—
	Ineligible a/o__:	$—

ELIGIBLE A/R:	$—

A/R @ 75%: /	$—

TOTAL AVAILABLE COLLATERAL:	$—

OUTSTANDING LOAN BALANCE AS OF / / :	$—
ADVANCE { / / }:	$—
OUTSTANDING LOAN BALANCE AS OF / / :	$—

NET AVAILABILITY:	$—
I hereby certify in connection with the Loan and Security Agreement, dated as of December 29, 2009, between HELIOS & MATHESON NORTH AMERICA INC. and Keltic Financial Partners II, LP, that the information and each calculation set forth above is to the best of my knowledge, true, correct and complete as of the date hereof and are calculated in accordance with the Loan and Security Agreement. Unless otherwise defined herein, all terms used herein shall have the meanings ascribed to them in the Loan and Security Agreement.

Prepared By:		Dated:
(Authorized Signature)

EXHIBIT “B”
COMPLIANCE CERTIFICATE
HELIOS & MATHESON NORTH AMERICA INC. (“Borrower”) hereby certifies to KELTIC FINANCIAL SERVICES, LP in accordance with the provisions of a Loan and Security Agreement between Borrower and Lender dated as of December 29, 2009, as the same from time to time may be amended, supplemented or otherwise modified (“Agreement”) that:
(i) Borrower has complied in all respects with all the terms, covenants and conditions of the Agreement which are binding upon them;
(ii) there exists no Event of Default or Default as defined in the Agreement;
(iii) the representations and warranties contained in the Agreement are true in all respects with the same effect as though such representations and warranties had been made on the date hereof; and
WITNESS the signature of the undersigned duly authorized officer of Borrower on September 27, 2007.

HELIOS & MATHESON NORTH AMERICA INC.
By:
	Name:	Salvatore M. Quadrino
	Title:	Chief Financial Officer

EXHIBIT “C”
NOTICE OF BORROWING

Schedule 7.2
Tradenames
TACT
Schedule 7.3
Helios & Matheson North America Inc. Affiliates:
None
Helios & Matheson North America Inc. Subsidiaries:
IOT
Helios & Matheson Global Services Private Ltd. (Bangalore, India)
IOT Affiliates and Subsidiaries:
None
Schedule 7.8
Real Estate Owned:
None
Real Estate Leased:
200 Park Avenue South, Suite 901
New York, New York 10003
77 Brant Avenue, Suite 320
Clark, New Jersey 07066

Schedule 7.9
Patents and Trademarks
Trademark Applications:
The A Consulting Team (No. 75/320,927)
TACT (No. 75/320,744)
Trademarks:
TACT (Design) (Reg. No. 2244241)
Schedule 7.13
Litigation
None
Schedule 7.14
Receivables Locations
77 Brant Avenue, Suite 320
Clark, New Jersey 07066
Schedule 7.15
Inventory Locations
None
Schedule 7.16
Equipment Locations
200 Park Avenue South, Suite 901
New York, New York 10003
77 Brant Avenue, Suite 320
Clark, New Jersey 07066

Schedule 7.17
Liens
None
Schedule 7.18
Indebtedness
None
Schedule 7.21
Environmental Matters
None
Schedule 7.24
List of Bank Accounts
See attached
Schedule 7.27
Excluded Matters
None